EXHIBIT 10.2

EXECUTION VERSION

INVESTMENT AGREEMENT

dated as of April 26, 2011

by and between

FNB UNITED CORP.,

OAK HILL CAPITAL PARTNERS III, L.P.

and

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

i

5.2	Indemnification by the Investor	65
5.3	Notification of Claims	66
5.4	Indemnification Payment.	67
5.5	Exclusive Remedies.	67

ARTICLE 6 MISCELLANEOUS		68
6.1	Survival.	68
6.2	Expenses.	68
6.3	Other Definitions.	68
6.4	Amendment and Waivers.	73
6.5	Counterparts and Facsimile.	74
6.6	Governing Law.	74
6.7	Jurisdiction.	74
6.8	WAIVER OF JURY TRIAL.	74
6.9	Notices.	74
6.10	Entire Agreement.	76
6.11	Successors and Assigns.	76
6.12	Captions.	76
6.13	Severability.	76
6.14	Third Party Beneficiaries.	76
6.15	Public Announcements.	76
6.16	Specific Performance.	77
6.17	Independent Nature of the Investor’s Obligations and Rights	77
6.18	No Recourse; Limitation on Liability.	77

LIST OF SCHEDULES AND EXHIBITS

Disclosure Schedules
Schedule I – Knowledge
Exhibit A – Form of Merger Agreement
Exhibit B – Form of Passivity or Anti-Association Commitments

INDEX OF DEFINED TERMS
Defined Term	Section

Action	2.2(f)
Additional Agreements	Recitals
Additional Investors	Recitals
Affiliate	6.3(a)
Agency	6.3(b)
Agreement	Preamble
Articles Amendment Proposal	Recitals
Articles of Amendment	Recitals
Bank	Recitals
Bank Boards	3.5(a)
Bank of Granite	Recitals
Bank Preferred Stock	Recitals
Bank Subordinated Debt	Recitals
Bank Subordinated Debt Settlement and Preferred Stock Repurchase Agreement	Recitals
Benefit Plans	2.2(v)(i)
BHC Act	1.2(c)(ii)(E)
Board of Directors	6.3(c)
Burdensome Condition	1.2(c)(ii)(F)
Business Combination	6.3(f)(B)
Business Day	6.3(d)
Capital Stock	6.3(e)
Capitalization Date	2.2(c)
Capitalization Update	2.2(c)
CBCA	1.2(c)(ii)(E)
Change	3.3(e)
Change in Company Recommendation	3.3(e)
Change in Control	6.3(f)
Closing	1.2(a)
Closing Date	1.2(a)
Code	6.3(g)
Common Shares	Recitals
Common Stock	Recitals
Company	Preamble
Company Employees	2.2(v)(i)
Company Financial Statements	2.2(g)
Company Indemnified Parties	5.2(a)
Company Insurance Policies	2.2(s)
Company Option	2.2(c)
Company Preferred Stock	2.2(c)
Company Recommendation	3.3(e)
Company Reports	2.2(h)
Company Restricted Stock	2.2(c)
Company Shareholders’ Meeting	3.3(e)

Company Specified Representations	6.3(h)
Company Subsidiaries	2.2(b)
Company Subsidiary	2.2(b)
Confidentiality Agreement	3.2(b)
Continuing Directors	6.3(i)
control, controlling, controlled by and under common control with	6.3(a)
Controlled Group Liability	6.3(j)
De Minimis Amount	5.1(b)
Deductible	5.1(b)
Demand Notice	3.13(a)(ii)(A)
Demand Registration Statement	3.13(a)(ii)(A)
Disclosure Schedule	6.3(k)
Effective Date	3.13(k)(i)
Effectiveness Deadline	3.13(k)(ii)
employee benefit plan	2.2(v)(i)
Environmental Laws	6.3(l)
ERISA	2.2(v)(i)
Event of Default	6.3(m)
Exchange Agreement	Recitals
Expense Reimbursement	6.2
FDI Act	1.2(c)(D)
FDIC	2.2(b)
Federal Reserve	1.2(c)(ii)(E)
Filing Deadline	3.13(a)(i)
finally determined	5.4
Fixed Rate Cumulative Perpetual Preferred Stock	Recitals
Form S-4	2.2(hh)
GAAP	6.3(m)
Governmental Consent	6.3(o)
Governmental Entity	6.3(p)
Granite	Recitals
Granite Merger	Recitals
Granite Merger Proposal	Recitals
Granite Shareholders’ Meeting	Recitals
Hazardous Substance	6.3(q)
Holder	3.13(k)(iii)
Holders’ Counsel	3.13(k)(iv)
HSR Act	1.2(c)(C)
Indemnified Party	5.3(a)
Indemnifying Party	5.3(a)
Indemnitee	3.13(g)(i)
Insider	2.2(dd)
Insurer	6.3(r)
Intellectual Property Rights	2.2(u)
Investment	Recitals
Investor	Preamble

Investor 2	Recitals
Investor 2 Investment	Recitals
Investor 2 Investment Agreement	Recitals
Investor Designated Director	6.3(s)
Investor Indemnified Parties	5.1
Investor Indemnitors	3.5(g)
Investor Specified Representations	6.2
Investors	Recitals
IT Assets	2.2(u)
Joint Proxy Statement	2.2(hh)
Knowledge	6.3(u)
Law	2.2(p)
Liens	2.2(d)(ii)
Loan Investor	6.3(v)
Lockup Termination Date	6.3(w)
Losses	6.3(x)
Material Adverse Effect	2.1(a)
Material Contract	2.2(r)
Merger Agreement	Recitals
Merger Sub	Recitals
NCCOB	1.2(c)(ii)(E)
New Security	3.9(a)
Nominating Committee	3.5(b)
Non-Performing Assets	6.3(y)
Non-Qualifying Transaction	6.3(f)(B)
NCGS	1.2(c)(ii)(E)
Observer	3.5(e)
OCC	2.2(p)
OFAC	2.2(m)
Other Private Placements	Recitals
Parent Corporation	6.3(f)(B)
PBGC	2.2(v)(vi)
Pending Underwritten Offering	3.13(l)
Person	6.3(y)
Piggyback Registration	3.13(a)(iv)
Previously Disclosed	2.1(b)
Pro Forma Basis	Recitals
Proxy Statement	6.3(aa)
Purchase Price	1.1
Qualifying Ownership Interest	3.5(b)
Register, registered and registration	3.13(k)(vi)
Registrable Securities	3.13(k)(vi)
Registration Expenses	3.13(k)(vii)
Regulatory Agreement	2.2(q)
Regulatory Orders or Regulator Orders	2.2(p)
Representatives	3.2(a)

v

Requisite Governmental Consents	2.2(e)
Requisite Shareholder Votes	2.2(d)(iii)
Rights Plan	2.2(jj)
Rule 144	6.3(bb)
Rule 158, Rule 159A, Rule 405 and Rule 415	3.13(k)(viii)
SEC	2.1(b)
SEC Guidance	3.13(k)(ix)
Securities Act	2.2(h)
Selling Expenses	3.13(k)(viii)
Share Issuance Proposal	Recitals
Shareholder Proposals	Recitals
Shelf Registration Statement	3.13(a)(iii)
Special Registration	3.13(i)
Stock Plans	2.2(c)
Stock Split Proposal	Recitals
Subsidiary	6.3(cc)
Surviving Corporation	6.3(f)(B)
Suspension Period	3.13(d)
TARP Exchange	Recitals
TARP Preferred Stock	Recitals
TARP Warrant	Recitals
Tax or Taxes	6.3(dd)
Tax Benefit	6.3(ee)
Tax Return	6.3(dd)
Third Party Claim	5.3(a)
Transaction Documents	6.3(gg)
Transfer	3.16(a)
Treasury	Recitals
Voting Debt	2.2(c)
Voting Securities	6.3(hh)
Warrant	3.14
Warrant Offering	3.14

INVESTMENT AGREEMENT, dated as of April 26, 2011 (this “Agreement”), by and between FNB United Corp., a North Carolina corporation (the “Company”), Oak Hill Capital Partners III, L.P., and Oak Hill Capital Management Partners III, L.P. (together, the “Investor”).

RECITALS

A.           The Investment.  The Company intends to issue and sell to the Investor, and the Investor intends to purchase from the Company, on the terms and conditions described herein, 484,375,000 shares of common stock of the Company, no par value (the “Common Stock” or “Common Shares”), at a price of $0.16 per share for aggregate cash consideration of $77.5 million (the “Investment”).  The number of Common Shares purchased by the Investor pursuant to this Agreement shall not exceed 23.02% of the Common Shares outstanding as of the Closing Date after giving effect to the issuance of Common Shares in the Other Private Placements (as defined below), the TARP Exchange and the Granite Merger but excluding any issuance of Common Shares pursuant to outstanding Company Options and the TARP Warrant (“Pro Forma Basis”) (rounded down to the nearest whole share).

B.           Other Private Placements.  The Company intends to issue (i) to Carlyle Financial Services Harbor, L.P (“Investor 2”), on the terms and subject to the conditions set forth in the Investment Agreement between Investor 2 and the Company, dated as of the date hereof (the “Investor 2 Investment Agreement”), 484,375,000 shares of Common Stock, at a price of $0.16 per share for aggregate cash consideration of $77.5 million (the “Investor 2 Investment”), and (ii) in one or more private placement transactions with other investors (the “Additional Investors,” and together with the Investor and Investor 2, the “Investors”) pursuant to agreements with the Additional Investors (the “Additional Agreements”), Common Shares at the same per share price and for an aggregate purchase price of, together with the Investment and the Investor 2 Investment, $310 million, with the closing of such transactions to occur simultaneously with the Closing (together with the Investor 2 Investment, the “Other Private Placements”).  The number of shares of Common Stock purchased by Investor 2 pursuant to the Investor 2 Investment Agreement will not exceed 23.02% of the Common Shares outstanding as of the Closing date on a Pro Forma Basis (rounded down to the nearest whole shares).  The number of shares of Common Stock purchased by any Additional Investor pursuant to any Additional Agreements will not exceed 4.9% of the Common Shares outstanding as of the Closing date on a Pro Forma Basis (rounded down to the nearest whole share).

C.           Merger.  In connection with the transactions contemplated hereby, the Company and a newly created wholly-owned subsidiary of the Company (“Merger Sub”) are simultaneously entering into a merger agreement (the “Merger Agreement”) in the form of Exhibit A hereto with Bank of Granite Corporation (“Granite”), pursuant to which Merger Sub will merge with and into Granite (the “Granite Merger”).  In connection with the Granite Merger, stockholders and optionholders of Granite will receive 52,159,413 shares of Common Stock (or options to purchase shares of Common Stock).  Upon the effective time of the Granite Merger, which is to occur immediately following the Closing, the separate corporate existence of Merger Sub shall cease and Granite will be the surviving corporation of the Granite Merger and a wholly-owned subsidiary of the Company.

D.           TARP Exchange.  The United States Department of Treasury (“Treasury”) holds (i) 51,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $10.00 per share and liquidation amount $1,000 per share (the “TARP Preferred Stock”), and (ii) a warrant, dated February 13, 2009, to purchase 2,207,143 shares of the Common Stock at an exercise price of $3.50 per share (the “TARP Warrant”).  Subject to the approval of the Treasury, pursuant to an Exchange Agreement to be executed by the Treasury and the Company (the “Exchange Agreement”), the Company intends to (i) exchange the TARP Preferred Stock for Common Shares having an aggregate value (valuing the Common Shares at $0.16 per share) of the sum of (1) 25% of the aggregate liquidation preference of the TARP Preferred Stock and (2) 100% of the amount of accrued and unpaid dividends on the TARP Preferred Stock as of the Closing Date, and (ii) amend the TARP Warrant to, among other things, reduce the exercise price thereof to $0.16 per share (collectively, the “TARP Exchange”), each to occur simultaneously with the Closing.

E.           Conversion of Bank Subordinated Debt and Repurchase of Bank Preferred Stock.  CommunityONE Bank, National Association, a national banking association (the “Bank”), has $2.5 million of subordinated debt outstanding and held by SunTrust Bank (the “Bank Subordinated Debt”).  SunTrust Bank also holds shares of nonvoting, nonconvertible, nonredeemable cumulative preferred stock of the Bank (the “Bank Preferred Stock”) having an aggregate liquidation preference of $12.5 million.  In connection with the transactions contemplated hereby, the Bank intends to settle the Bank Subordinated Debt for cash in an amount equal to 25% of the principal thereof, plus 100% of the unpaid and accrued interest thereon as of the Closing Date, and to repurchase the Bank Preferred Stock for cash in an amount equal to 25% of the aggregate liquidation preference thereof, plus 100% of the unpaid and accrued dividends thereon as of the Closing Date (the “Bank Subordinated Debt Settlement and Preferred Stock Repurchase Agreement”).

F.           Shareholder Proposals.  In connection with the transactions contemplated hereby, the Company will call a meeting of its shareholders, to be held as promptly as practicable after the date of this Agreement to vote on (i) amendments to Company’s articles of incorporation necessary to consummate the transactions contemplated by this Agreement (the “Articles of Amendment”), including, without limitation, an amendment to authorize additional shares of Common Stock and to eliminate the par value of the Common Stock (the “Articles Amendment Proposal”), (ii) the issuance of Common Shares to the Investors and the Treasury as contemplated by this Agreement and as required by Rule 5635 of the NASDAQ Listing Rules (the “Share Issuance Proposal”) and (iii) the approval of a reverse stock split of the Common Shares, if such approval is required by the NASDAQ Listing Rules or as the Company otherwise deems necessary (the “Stock Split Proposal”, together with the Articles Amendment Proposal, the Share Issuance Proposal and the Granite Merger Proposal, the “Shareholder Proposals”).

G.           The Warrant Offering.  Following the Closing, but no earlier than January 1, 2012, the Company will distribute non-transferable warrants to the holders of record of the Common Stock as of the close of business on the Business Day immediately preceding the Closing Date giving such shareholders the right to purchase one share of Common Stock for each four shares of Common Stock either held as of the close of business on the Business Day immediately preceding the Closing Date at the same price per share paid by the Investor.  The warrants will be exercisable for a period of 30 days after the later of the date of distribution of such warrants or the effective date of a registration statement related to the warrant offering.

H.           Investment Proceeds.  The Company will deliver the majority of the proceeds from the Investment and the Other Private Placements to the Bank and to the Bank of Granite, a bank subsidiary of Granite chartered by the State of North Carolina (the “Bank of Granite”).

NOW, THEREFORE, in consideration of the foregoing mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

ARTICLE 1

PURCHASE; CLOSING

1.1 Issuance, Sale and Purchase.  On the terms and subject to the satisfaction or waiver of the conditions set forth herein, the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase from the Company, free and clear of any Liens, 484,375,000 shares of Common Stock equal to 23.02% of the Common Shares outstanding at the Closing Date on a Pro Forma Basis (rounded down to the nearest whole share) at a price of $0.16 per share, for an aggregate cash consideration of $77.5 million (the aggregate purchase price payable pursuant to this Section 1.1, the “Purchase Price”).

1.2 Closing; Deliverables for the Closing; Conditions of the Closing

(a) Closing.  Unless this Agreement has been terminated pursuant to Article 4, and subject to the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 1.2(c), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Arnold & Porter llp, located at 555 Twelfth St., N.W., Washington, D.C., 20004, or remotely via the electronic or other exchange of documents and signature pages, as soon as practicable, but in any event no later than on the second Business Day after the satisfaction or waiver of the conditions set forth in Section 1.2(c) (other than those conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) (provided, that the Company shall provide the Investor with notice of the date of the Closing Date and provided further that the Closing Date shall be postponed as necessary to ensure that the Closing Date occurs no earlier than ten (10) Business Days after the foregoing notice has been provided by the Company to the Investor), or at such other place or such other date as agreed to in writing by the parties hereto.  The date of the Closing is referred to as the “Closing Date.”

(b) Closing Deliverables.  Subject to the satisfaction or waiver on the Closing Date of the conditions to the Closing in Section 1.2(c) at the Closing, the parties shall make the following deliveries:

(i) the Company shall deliver to the Investor (A) the Expense Reimbursement in accordance with Section 6.2, by wire transfer of immediately available funds to the account provided to the Company by the Investor at least one (1) Business Day prior to the Closing Date and (B) one or more certificates evidencing the Common Shares to be purchased pursuant to Section 1.1 registered in the name of the Investor (or if shares of the Company’s capital stock are uncertificated, cause the transfer agent for the Common Shares to register such shares in the name of the Investor and deliver evidence of such registration to the Investor);

(ii) the Investor shall deliver the Purchase Price, by wire transfer of immediately available funds to the account provided to the Investor by the Company at least one (1) Business Day prior to the Closing Date; and

(iii) the Company shall deliver to the Investor such other documents relating to the purchase and sale of the Common Shares contemplated by this Agreement as the Investor shall have reasonably requested.

(c) Closing Conditions.  (i) The obligations of the Investor, on the one hand, and the Company, on the other hand, to consummate the Closing are each subject to the satisfaction or written waiver by the Company and the Investor of the following conditions prior to the Closing:

(A) No provision of any Law and no judgment, injunction, order or decree shall prohibit the Closing, shall prohibit or restrict the Investor or any of its Affiliates from owning or voting any Common Shares to be purchased pursuant to this Agreement or shall prohibit the consummation of the Granite Merger;

(B) All Governmental Consents required to have been obtained at or prior to the Closing Date in connection with the execution, delivery or performance of the Transaction Documents and Merger Agreement and the consummation of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect;

(C) The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Transaction Documents under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), shall have expired or been earlier terminated; and

(D) The Shareholder Proposals shall have been approved by the Requisite Shareholder Votes and the Articles of Amendment shall have been filed with the Secretary of State of the State of North Carolina.

(ii) The obligation of the Investor to consummate the Closing is also subject to the satisfaction or written waiver by the Investor of the following conditions prior to the Closing:

(A) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (and except that (1) representations and warranties made as of a specified date shall be true and correct as of such date and (2) the representations and warranties of the Company set forth in Sections 2.2(a), 2.2(b) (but only with respect to the last sentence thereof), 2.2(c), 2.2(d)(i), 2.2(d)(ii)(A)(1), 2.2(e), 2.2(o)(iv), 2.2(x)(ix), 2.2(z), 2.2(ff) and 2.2(jj) shall be true and correct in all respects);

(B) The Company shall have performed and complied with, in all material respects, all agreements, covenants and conditions required by the Transaction Documents to be performed by it on or prior to the Closing Date (except that with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed and complied with such agreements, covenants and conditions, as so qualified, in all respects);

(C) The Company shall have performed in all material respects all material obligations required to be performed by it under the Merger Agreement on or prior to the Closing Date and shall have complied with all its covenants set forth therein required to be complied with on or prior to the Closing Date;

(D) The Investor shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(c)(ii)(A), Section 1.2(c)(ii)(B) and Section 1.2(c)(ii)(C) have been satisfied on and as of the Closing Date;

(E) (i) The Investor shall have received either (1) a written non-objection, from the Federal Reserve, to the notice it filed in connection with its purchase of Common Stock pursuant to the Change in Bank Control Act of 1978, as amended (the “CBCA”) or (2) written confirmation, satisfactory in its reasonable good faith judgment, from the Board of Governors of the Federal Reserve System (the “Federal Reserve”), in either case, to the effect that the purchase of the Common Shares and the consummation of the Closing and the transactions contemplated by the Transaction Documents will not result in the Investor or any of its Affiliates (x) being deemed in control of the Company for purposes of the Bank Holding Company Act of 1956, as amended (the “BHC Act”) or (y) otherwise being regulated as a bank holding company within the meaning of the BHC Act; and (ii) (1) the Investor shall have received written confirmation, satisfactory in its reasonable good faith judgment, from the North Carolina Commissioner of Banks (the “NCCOB”) to the effect that the purchase of the Common Shares and the consummation of the Closing and the transactions contemplated by the Transaction Documents will not result in the Investor or any of its Affiliates (other than the Company and the Company Subsidiaries) being required to file an acquisition of control application or become a bank holding company for purposes of Chapter 53 of the North Carolina General Statutes (the “NCGS”) or (2) an acquisition of control application shall have been approved by the NCCOB and the Investor shall be reasonably satisfied that neither it nor any of its Affiliates (other than the Company and the Company Subsidiaries) will be subject to examination or regulation by the NCCOB, other than the filing of Forms 61, 61a and 61b, or be required to provide any financial statements other than summary balance sheets provided to the NCCOB;

(F) Since the date of this Agreement, there shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Company or the Company Subsidiaries, the Investor or the transactions contemplated by the Transaction

Documents, by any Governmental Entity, whether in connection with the Governmental Consents specified in Section 1.2(c)(i)(B) or otherwise, which imposes any restriction or condition on the Company or the Company Subsidiaries or the Investor (other than such restrictions as are described in the passivity or anti-association commitments described on Exhibit B and any applicable restrictions associated with Treasury’s regulations of holders of TARP securities) which the Investor determines, in its reasonable good faith judgment, is materially and unreasonably burdensome or would reduce the economic benefits of the transactions contemplated hereby to the Investor to such a degree that the Investor would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”) and, for the avoidance of doubt, any requirements to disclose the identities of direct or indirect limited partners, shareholders or members of the Investor or its Affiliates or its investment advisors, other than Affiliates of the Investor, shall be deemed a Burdensome Condition unless otherwise determined by the Investor in its sole discretion;

(G) As of the Closing Date (after giving effect to the closing of the transactions contemplated by the Transaction Documents), the Company and the Company Subsidiaries shall have, on a consolidated basis, (1) at least $435,000,000 in (i) cash and due from banks, (ii) deposits in other banks, (iii) overnight funds sold and due from the Federal Reserve Bank and (iv) securities available for sale that have not been pledged and for which a liquid market and price quotations are immediately available through a major securities dealer, (2) at least 2,050,000,000 in non-brokered deposits (including money market, demand, checking, savings and transactional accounts and certificates of deposits), and (3) Non-Performing Assets on its balance sheet of not more than $425,000,000;

(H) All of the conditions to closing under the Merger Agreement shall have been satisfied or waived (other than those conditions that, by their terms, cannot be satisfied until the closing) (with the consent of the Investor to the extent such waiver was granted by the Company) in accordance with the terms of the Merger Agreement such that the Closing of the transactions contemplated by the Merger Agreement shall occur immediately following the transactions contemplated by this Agreement;

(I) Effective as of the Closing Date, the Board of Directors shall have eleven members, including the Investor Designated Director, a director designated by Investor 2, two directors of the Company as of the date hereof, Jerry R. Licari, Austin Adams, Louis A. “Jerry” Schmitt, J. Chandler Martin, Brian E. Simpson, Robert L. Reid and, assuming the consummation of the Granite Merger, one director of Granite as of the date hereof;

(J) the Company or the Bank, whichever is the primary employer, shall have entered into employment agreements with the three employees identified in Section 1.5(c)(ii)(K) of the Disclosure Schedule in a form reasonably acceptable to the Investor;

(K) Since the date of this Agreement, a Material Adverse Effect shall not have occurred and no change or other event shall have occurred that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(L) The Common Shares to be purchased pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance;

(M) The Company shall have received (or shall receive concurrently with the Closing) gross proceeds from the Other Private Placements in an aggregate amount, together with the Purchase Price, of not less than $310,000,000;

(N) (1) The Company shall have exchanged the TARP Preferred Stock for Common Shares having an aggregate value (valuing the Common Shares at $0.16 per share) of the sum of (x) 25% of the aggregate liquidation preference of the TARP Preferred Stock and (y) 100% of the amount of accrued and unpaid dividends on the TARP Preferred Stock as of the Closing Date (or otherwise on terms and conditions satisfactory to the Investor in its reasonable judgment), which exchange and conversion shall have occurred on the Closing Date; (2) the TARP Warrant shall have been amended to reflect the reduced conversion price of $0.16 per share pursuant to the terms of the Exchange Agreement; and (3) Treasury shall have consented to the transactions referred to in Section 1.2(c)(ii)(O);

(O) The Bank shall have (i) settled the Bank Subordinated Debt for cash in an amount equal to 25% of the principal thereof, plus 100% of the unpaid and accrued interest thereon as of the Closing Date, and (ii) repurchased all shares of Bank Preferred Stock for cash in an amount equal to 25% of the aggregate liquidation preference thereof, plus 100% of the unpaid and accrued dividends thereon as of the Closing Date;

(P) There shall be no Event of Default with respect to the Company’s trust preferred securities and related Company junior subordinated debentures and the Company shall not have taken any action, including actions taken in connection with this Agreement or the transactions contemplated by the Transaction Documents, that with the passing of time or the giving of notice would result in an Event of Default;

(Q) The Investor shall have been advised by Dixon Hughes PLLC, in a form reasonably satisfactory to the Investor, that the transactions contemplated by the Transaction Documents and the Other Private Placements will not result in the application of “push-down” accounting, and such advice shall not have been withdrawn or subjected to challenge by the SEC or any other Governmental Entity of competent jurisdiction;

(R) The Company shall have resolved the matter described in Section 1.2(c)(ii)(R) of the Disclosure Schedule in the manner set forth in Section 1.2(c)(ii)(R) of the Disclosure Schedule;

(S) As of the Closing Date (after giving effect to the closing of the transactions contemplated by the Transaction Documents and the Other Private Placements and the contribution of a sufficient portion of the proceeds to the Bank and the Bank of Granite), (i) the Bank shall meet the capital ratios required to be met by the Bank in the Regulatory Orders and (ii) the Bank of Granite shall meet the capital ratios required to be met by the Bank of Granite in any applicable regulatory orders;

(T) (1) Since the date of this Agreement, there shall have been no material change to Section 382 or 383 of the Code or the regulations thereunder, or any administrative pronouncement or a federal court decision directly interpreting a relevant Section of Section 382 or 383 of the Code or the regulations thereunder, the application of which will cause the net operating loss carryforwards, unrealized built-in losses, tax credits, or capital loss carryforwards of the Company and any of its Affiliates (if relevant) (other than Granite and its Subsidiaries) that exist on or after the Closing Date to be subject to limitation under Section 382 or 383 of the Code; (2) the Investor shall have received a written opinion from KPMG LLP, reasonably satisfactory to the Investor, and on which the Investor is expressly permitted to rely (subject to the Investor’s execution of a reliance letter with KPMG LLP pursuant to which the Investor shall agree to KPMG’s standard terms and conditions, forms of which have previously provided to the Investor), to the effect that, based on the most current information available prior to the Closing Date as provided by the Company to KPMG LLP, the transactions contemplated by this Agreement should not cause an “ownership change” within the meaning of Section 382 of the Code for purposes of the net operating loss carryforwards of the Company; and (3) an “ownership change” within the meaning of Section 382 of the Code, in the Investor’s reasonable judgment, shall not have occurred and will not occur with respect to the Company as a result of the Investment, the Other Private Placements and the Merger; and

(U) The Company shall have caused the Investor to receive such opinions as Investor shall reasonably request from Arnold & Porter LLP and Schell Bray Aycock Abel & Livingston PLLC, as appropriate , counsel to the Company.

(iii) The obligation of the Company to consummate the Closing is also subject to the satisfaction or written waiver by the Company of the following conditions prior to the Closing:

(A) The representations and warranties of the Investor set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date except where the failure to be true and correct (without regard to any materiality qualifications contained therein) would not materially adversely affect the ability of the Investor to perform its obligations hereunder (and except that representations and warranties made as of a specified date shall be true and correct as of such date);

(B) The Investor shall have performed and complied with, in all material respects, all agreements, covenants and conditions required by the Transaction Documents to be performed by it on or prior to the Closing Date (except that with respect to agreements, covenants and conditions that are qualified by materiality, the Investor shall have performed and complied with such agreements, covenants and conditions, as so qualified, in all respects); and

(C) The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of the Investor by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(c)(iii)(A) and Section 1.2(c)(iii)(B) have been satisfied on and as of the Closing Date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Certain Terms; Scope.

(a) As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, would reasonably be expected to (i) result in a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) materially impair or delay the ability of the Company or any of the Company Subsidiaries to perform its or their obligations under the Transaction Documents to consummate the Closing or any of the transactions contemplated hereby or thereby; provided, however, that in determining whether a Material Adverse Effect has occurred under clause (i), there shall be excluded any effect to the extent resulting from (A) actions or omissions of the Company or any Company Subsidiary expressly required or contemplated by the terms of the Transaction Documents, (B) changes after the date hereof in general economic conditions in the United States, including financial market volatility or downturn, (C) changes after the date hereof affecting generally the industries or markets in which the Company and the Company Subsidiaries operate, (D) acts of war, sabotage or terrorism, military actions or the escalation thereof, or outbreak of hostilities, (E) any changes after the date hereof in applicable Laws or accounting rules or principles, including changes in GAAP, (F) the announcement or pendency of the transactions contemplated by the Transaction Documents, (G) changes in the market price or trading volume of the Common Stock or the Company’s other outstanding securities (but not the underlying causes of such changes) or (H) any failure by the Company or any of the Company Subsidiaries to meet any internal projections or forecasts with regard to the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole (but not the underlying causes of such failure); provided further, however, that any circumstance, event, change, development or effect referred to in clauses (B), (C), (D) and (E) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such circumstance, event, change, development or effect has a disproportionate effect on the Company and the Company Subsidiaries compared to other participants in the industries or markets in which the Company and the Company Subsidiaries operate.

(b) As used in this Agreement, the term “Previously Disclosed” (i) with regard to any party, means information set forth on its Disclosure Schedule corresponding or responsive to the provision of this Agreement to which such information relates; provided, however, that if such information is disclosed in such a way as to make its relevance or applicability to another provision of this Agreement reasonably apparent on its face, such information shall be deemed to be responsive to such other provision of this Agreement, and (ii) with regard to the Company, includes information publicly disclosed by the Company in (A) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed by it with the Securities and Exchange Commission (the “SEC”), (B) the Company’s Definitive Proxy Statement on Schedule 14A, as filed by it with the SEC on April 19, 2010, or (C) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2011, in each case available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).  Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) For the avoidance of doubt, the representations and warranties of the Company set forth in this Agreement (i) as of the date of this Agreement are those of the Company and the Company Subsidiaries, and as of the date of this Agreement none of Granite, Bank of Granite or any of Granite’s other Subsidiaries shall be deemed an Affiliate of the Company or Subsidiary of the Company and (ii) as of the Closing Date for purposes of this Article 2 are those of the Company and the Company Subsidiaries, including Granite, Bank of Granite and any of Granite’s other Subsidiaries; provided, that (i) prior to the Closing, the Company shall be entitled to amend the Disclosure Schedules to include information included in Granite’s disclosure schedules to the Merger Agreement, and such amendment shall be deemed to amend the Disclosure Schedules for all purposes of this Agreement as of the Closing Date, and (ii) the term “Previously Disclosed” shall include information publicly disclosed by Granite in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed by it with the SEC, (B) its most recent Definitive Proxy Statement on Schedule 14A, as filed by it with the SEC, or (C) any Current Report on Form 8-K filed or furnished by it to the SEC since January 1, 2011, in each case filed prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).

2.2 Representations and Warranties of the Company.  Except as Previously Disclosed, the Company hereby represents and warrants to the Investor, as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that are as of a specific date, which shall be made as of that date), that:

(a) Organization and Authority.  Each of the Company and the Company Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where any failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has the corporate or other organizational power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Company has furnished to the Investor correct and complete copies of the articles of incorporation and bylaws (or similar governing documents) as amended through the date of this Agreement for the Company and the Bank.  The Company is duly registered as a bank holding company under the BHC Act.

(b) Company Subsidiaries.  The Company has Previously Disclosed a true, complete and correct list of all of its subsidiaries as of the date of this Agreement (each, a

“Company Subsidiary” and, collectively, the “Company Subsidiaries”).  Except for the Company Subsidiaries, the Company does not own beneficially, directly or indirectly, more than five percent (5%) of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.  The Company owns, directly or indirectly, all of its interests in each Company Subsidiary free and clear of any and all Liens.  The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by the FDI Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due (after giving effect to any applicable extensions).  As of the date of this Agreement, the Company beneficially owns all of the outstanding capital securities and has sole control of the Bank, and as of the Closing Date, the Company will, directly or indirectly, beneficially own all of the outstanding capital securities and have sole control of both of the Bank and the Bank of Granite.

(c) Capitalization.  As of the date hereof, the authorized Capital Stock of the Company consists of (i) 150,000,000 shares of Common Stock, par value $2.50 per share, and (ii) 200,000 shares of preferred stock, par value $10.00 per share (the “Company Preferred Stock”), 51,500 of which has been designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A.”  As of the close of business on April 7, 2011 (the “Capitalization Date”), there were 11,424,390 shares of Common Stock outstanding and 51,500 shares of TARP Preferred Stock and no other Company Preferred Stock outstanding.  In addition, the Treasury holds a warrant, dated February 13, 2009, to purchase 2,207,143 shares of Common Stock at an exercise price of $3.50 per share.  As of the Closing Date, the authorized Capital Stock of the Company shall be as set forth on Schedule 2.2(c)(i) (the “Capitalization Update”).  As of the Closing Date, after giving effect to the consummation of the transactions contemplated by the Merger Agreement, the authorized and issued Capital Stock of the Company, and the percentage ownership of the Investors, in each case shall be as set forth on Schedule 2.2(c)(ii).  Since the Capitalization Date, except in connection with the Transaction Documents and the transactions contemplated hereby and thereby, including the Investment, the Other Private Placements, the TARP Exchange, the Granite Merger, the repurchase of the Bank Preferred Stock and the Warrant Offering, all as set forth on the Capitalization Update, the Company has not (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock.  As of the close of business on the Capitalization Date, other than in respect of the TARP Warrant and awards outstanding under or pursuant to the Benefit Plans in respect of which an aggregate of 1,235,276 shares of Common Stock have been reserved for issuance, no shares of Common Stock or Company Preferred Stock were reserved for issuance.  All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  None of the outstanding shares of Capital Stock or other securities of the Company or any of the Company Subsidiaries was issued, sold or offered by the Company or any Company Subsidiary in violation of the Securities Act or the securities or blue sky laws of any state or jurisdiction, or any applicable securities laws in the relevant jurisdictions outside of the United States.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding.  Section 2.2(c) of the Disclosure Schedule sets forth the following information with respect to each outstanding option to purchase shares of Common Stock (a “Company Option”) or restricted stock award covering shares of Common Stock (or other right (or unit) covering shares of Common Stock) (“Company Restricted Stock”) under the FNB United Corp. 1993 Stock Compensation Plan and the FNB United Corp. 2003 Stock Compensation Plan (the “Stock Plans”):  (A) the name of each holder of Company Options or Company Restricted Stock; (B) the number of shares of Common Stock subject to such Company Option or the number of shares of Company Restricted Stock held by such holder, and as applicable for each Company Option or Company Restricted Stock, the date of grant, exercise or reference price, number of shares vested or not otherwise subject to repurchase rights, reacquisition rights or other applicable restrictions as of the date of this Agreement, vesting schedule or schedule providing for the lapse of repurchase rights, reacquisition rights or other applicable restrictions, the type of Company Option and the Stock Plan or other plan under which such Company Options or shares of Company Restricted Stock were granted or purchased; and (C) whether, in the case of a Company Option, such Company Option is intended to be an Incentive Stock Option (within the meaning of the Code).  The Company has made available to the Investor copies of each form of stock option agreement or stock award agreement evidencing outstanding Company Options or Company Restricted Stock, as applicable, and has also delivered any other stock option agreements or stock award agreements to the extent there are variations from the applicable form of agreement (it being understood that differences disclosed pursuant to clauses (A) through (C) of the immediately preceding sentence do not constitute variations for this purpose), specifically identifying the holder(s) to whom such variant forms apply.  As of the date of this Agreement, except for (x) the outstanding Company Options described in this Section 2.2(c) and listed on Section 2.2(c) of the Disclosure Schedule and (y) as set forth elsewhere in this Section 2.2(c), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of Capital Stock of the Company (including any rights plan or agreement).  Each Company Option under the Stock Plans (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plans pursuant to which it was issued, (ii) has an exercise or reference price equal to or greater than the fair market value of a share of Common Stock at the close of business on the date of such grant, (iii) has a grant date identical to or following the date on which the Company’s Board of Directors or compensation committee actually awarded such Company Option, (iv) otherwise is exempt from or complies with Section 409A of the Code so that the recipient of such Company Option is not subject to the additional taxes and interest pursuant to Section 409A of the Code and (v) except for disqualifying dispositions, qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company’s financial statements, respectively.

(d) Authorization; No Conflicts; Shareholder Approval.

(i) The Company has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder.  Except for authorization by shareholder approval of the Shareholder Proposals as contemplated by this Agreement, the execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further approval or authorization is required on the part of the Company or its shareholders.  The Board of Directors, by the unanimous vote of the directors present at the meeting at which such matters were considered, has approved the agreements and the transactions contemplated by the Transaction Documents, including the Investment, the Other Private Placements, the TARP Exchange, the Warrant Offering and the Granite Merger, and such approval is sufficient under Article IX, Paragraph (b) of the Company’s articles of incorporation to cause Article IX, Paragraph (a) of the Company’s articles of incorporation to be inapplicable to the Granite Merger.  No other corporate proceedings are necessary for the execution and delivery by the Company of the Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby.  This Agreement has been and the other Transaction Documents will have been at the Closing duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Investor and the other parties thereto, are, or in the case of documents executed after the date of this Agreement, will be, upon execution, the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles (whether applied in equity or at law).

(ii) Neither the execution and delivery by the Company of this Agreement and the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”) upon any of the properties or assets of the Company or any Company Subsidiary, under any of the terms, conditions or provisions of (1) the articles of incorporation or bylaws (or similar governing documents) of the Company and each Company Subsidiary or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which it may be bound, or to which the Company or any of the Company Subsidiaries, or any of the properties or assets of the Company or any of the Company Subsidiaries may be subject, or (B) subject to receipt of the Requisite Governmental Consents and the Requisite Shareholder Votes, violate any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets except in the case of clauses (A)(2) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii) The only votes of the shareholders of the Company required to approve each of the Share Issuance Proposal and the Articles Amendment Proposal is the approval by a majority of the votes cast on each proposal, provided that a quorum representing a majority of the outstanding votes entitled to vote thereon is satisfied in each case, pursuant to Section 5635 of the NASDAQ Listing Rules and the bylaws of the Company.  The shareholder vote described in the preceding sentence is referred to as the “Requisite Shareholder Votes.”

(e) Governmental Consents.  Other than (i) the expiration or termination of the applicable waiting period under the HSR Act, (ii) the non-control determination under the BHC Act, (iii) the written confirmation or approval from the NCCOB under the NCGS, (iv) the non-objection letter under the CBCA, (v) approvals of the Federal Reserve and the OCC in connection with the Granite Merger and as required under the Regulatory Orders, (vi) the approval or consent of Treasury with respect to the TARP Exchange and (vii) the securities or blue sky laws of the various states (collectively, the “Requisite Governmental Consents”), no Governmental Consents are necessary for the execution and delivery of the Transaction Documents or for the consummation by the Company of the transactions contemplated hereby and thereby.

(f) Litigation and Other Proceedings.  There is no pending or, to the Knowledge of the Company, threatened claim, action, suit, arbitration, complaint, charge or investigation or proceeding (each an “Action”) against the Company or any Company Subsidiary or any of its assets, rights or properties which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor is the Company or any Company Subsidiary a party or named as subject to the provisions of any order, writ, injunction, settlement, judgment or decree of any court, arbitrator or government agency, or instrumentality, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There is no Action by the Company or any Company Subsidiary pending or which the Company or any Company Subsidiary intends to initiate (other than collection claims in the ordinary course of business).  No director or officer of the Company is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty as of the date hereof.  There has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company in his or her capacity as such.

(g) Financial Statements.  Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of income (loss), statements of shareholders’ equity and comprehensive income (loss) and cash flows, together with the notes thereto, for the last five (5) years included in any Company Report filed with the SEC (the “Company Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) complied, as of their respective date of such filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis and (iv) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the dates and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein (subject to the absence of notes and normal and recurring year-end audit adjustments not material to the financial condition of the Company and the Company Subsidiaries in the case of the unaudited interim financial statements).

(h) Reports.  Since December 31, 2007, the Company and each Company Subsidiary have filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and have paid all material fees and assessments due and payable in connection therewith.  As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be.  As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report that were enumerated within such report or otherwise were the subject of written correspondence with respect thereto.  Each of the Company Reports, including the documents incorporated by reference therein, contained all the information required to be included in it when it was filed and, with respect to each Company Report filed with or furnished to the SEC, as of the date of such Company Report, or if amended prior to the date of this Agreement, as of the date of such amendment, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act.  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.  Copies of all material Company Reports not otherwise publicly filed have, to the extent allowed by applicable Law, been made available to the Investor by the Company.

(i) Internal Accounting and Disclosure Controls Off Balance Sheet Arrangements.

(i) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the system of internal accounting controls described below in this Section 2.2(i).  The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer or executive chairman and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  As of the date of this Agreement, the Company has no Knowledge of any reason that its outside auditors and its chief executive officer or executive chairman and chief financial officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification (except to extent expressly permitted by the rules and regulations promulgated thereunder), when next due.  Since December 31, 2007, (1) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (2) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(ii) There is no transaction, arrangement, or other relationship between the Company and any of the Company Subsidiaries and an unconsolidated or other Affiliated entity that is not reflected on the Company Financial Statements.

(j) Risk Management Instruments.  All material derivative instruments, including swaps, caps, floors and option agreements entered into for the Company’s or any of the Company Subsidiaries’ own account were entered into (i) only in the ordinary course of business consistent with past practice, (ii) in accordance with prudent practices and in all material respects with all applicable Laws and (iii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or any Company Subsidiary, as applicable, enforceable in accordance with its terms.  Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of any of its material obligations under any such agreement or arrangement.

(k) No Undisclosed Liabilities.  There are no liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (i) liabilities adequately reflected or reserved against in accordance with GAAP in the Company’s audited balance sheet as of December 31, 2010 and (ii) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2010 and which have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l) Mortgage Banking Business.  The Company and each of the Company Subsidiaries have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary has satisfied, in all material respects (i) all Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.  No Agency, Loan Investor or Insurer has (x) claimed in writing that the Company or any of the Company Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any of the Company Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (y) imposed in writing material restrictions on the activities (including commitment authority) of the Company or any of the Company Subsidiaries or (z) indicated in writing to the Company or any of the Company Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of the Company Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or any of the Company Subsidiaries’ compliance with Laws.

(m) Bank Secrecy Act; Anti-Money Laundering; OFAC; and Customer Information.  The Company is not aware of, has not been advised of, and, to the Knowledge of the Company, has no reason to believe that any facts or circumstances exist that would cause it or any Company Subsidiary to be deemed to be (i) not operating in compliance, in all material respects, with the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act), any order or regulation issued by the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation or (ii) not operating in compliance in all material respects with the applicable privacy and customer information requirements contained in any federal or state privacy Laws and regulations, including without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder.  The Company is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it to undertake any material remedial action.  The Company and each of the Company Subsidiaries have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and they have complied in all respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.  The Company will not knowingly directly or indirectly use the proceeds of the sale of the Common Shares pursuant to transactions contemplated by the Transaction Documents, or lend, contribute or otherwise make available such proceeds to any Company Subsidiary, joint venture partner or other Person, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(n) Certain Payments.  Neither the Company nor any of the Company Subsidiaries, nor any directors, officers, nor to the Knowledge of the Company, employees or any of their Affiliates or any other Person who to the Knowledge of the Company is associated with or acting on behalf of the Company or any of the Company Subsidiaries has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment in violation of any Law to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business for the Company or any of the Company Subsidiaries, (B) to pay for favorable treatment for business secured by the Company or any of the Company Subsidiaries, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of the Company Subsidiaries or (ii) established or maintained any fund or asset with respect to the Company or any of the Company Subsidiaries that was required by Law or GAAP to have been recorded and was not recorded in the books and records of the Company or any of the Company Subsidiaries.

(o) Absence of Certain Changes.  Since December 31, 2010 and except as Previously Disclosed, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business consistent with past practices, (ii) none of the Company or any Company Subsidiary has issued any securities (other than Common Stock and Company Options and other equity-based awards issued prior to the date of this Agreement pursuant to Benefit Plans and reflected in Section 2.2(c)) or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (iii) the Company has not made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its Capital Stock, (iv) no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (v) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or any Company Subsidiary or, to the Knowledge of the Company, on the part of any other party, in the due performance and observance of any term, covenant or condition of any agreement to which the Company or any Company Subsidiary is a party and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p) Compliance with Laws.  The Company and each Company Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company and each Company Subsidiary.  The Company and each Company Subsidiary have complied in all material respects and (i) are not in default or violation in any respect of, (ii) are not under investigation with respect to, and (iii) have not been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity (each, a “Law”), other than such noncompliance, defaults, violations or investigations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except for statutory or regulatory restrictions of general application, restrictions applicable to recipients of funds under the Troubled Asset Relief Program, the written agreement of the Company with the Federal Reserve Bank of Richmond entered into on October 21, 2010, the Consent Order issued to the Bank by the Office of the Comptroller of the Currency (the “OCC”) on July 22, 2010, and the Prompt Corrective Action Notice issued to the Bank by the OCC on November 1, 2010 (each, individually a “Regulatory Order” and, together, the “Regulatory Orders”), no Governmental Entity has placed any material restriction on the business or properties of the Company or any of the Company Subsidiaries.  As of the date hereof, the Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(q) Agreements with Regulatory Agencies.  Except for the Regulatory Orders, (i) the Company and the Company Subsidiaries (A) are not subject to any cease-and-desist or other similar order or enforcement action issued by, (B) are not a party to any written agreement, consent agreement or memorandum of understanding with, (C) are not a party to any commitment letter or similar undertaking to, and (D) are not subject to any capital directive by any Governmental Authority, and (ii) since December 31, 2007, each of the Company and the Company Subsidiaries has not adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company nor any of the Company Subsidiaries been advised since December 31, 2007 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.  Except as Previously Disclosed, the Company and the Company Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which they are party or subject, and the Company and the Company Subsidiaries have not received any notice from any Governmental Entity indicating that either the Company or any of the Company Subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(r) Contracts.  The Company has Previously Disclosed or provided (by hard copy, electronic data room or otherwise) to the Investor or its representatives true, correct and complete copies of each of the following to which the Company or any Company Subsidiary is a party (each, a “Material Contract”):

(i) any contract or agreement relating to indebtedness for borrowed money, letters of credit, capital lease obligations, obligations secured by a Lien or interest rate or currency hedging agreements (including guarantees in respect of any of the foregoing, but in any event excluding trade payables, securities transactions and brokerage agreements arising in the ordinary course of business, intercompany indebtedness and immaterial leases for telephones, copy machines, facsimile machines and other office equipment) in excess of $250,000, except for those issued in the ordinary course of business;

(ii) any contract or agreement that constitutes a collective bargaining or other arrangement with any labor union;

(iii) any contract or agreement that is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K;

(iv) any lease or agreement under which the Company or any of the Company Subsidiaries is lessee of, or holds or operates, any property owned by any other Person with annual rent payments in excess of $250,000;

(v) any lease or agreement under which the Company or any of the Company Subsidiaries is lessor of, or permits any Person to hold or operate, any property owned or controlled by the Company or any of the Company Subsidiaries;

(vi) any contract or agreement limiting, in any material respect, the ability of the Company or any of the Company Subsidiaries to engage in any line of business or to compete, whether by restricting territories, customers or otherwise, or in any other material respect, with any Person;

(vii) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $250,000;

(viii) any contract or agreement that relates to Intellectual Property Rights (other than a license granted to the Company for commercially available software licensed on standard terms with a total replacement cost of less than $250,000);

(ix) any contract or agreement that concerns the sale or acquisition of any material portion of the Company’s business;

(x) any alliance, cooperation, joint venture, shareholders, partnership or similar agreement involving a sharing of profits or losses relating to the Company or any Company Subsidiary;

(xi) any contract or agreement involving annual payments in excess of $250,000 that cannot be cancelled by the Company or a Company Subsidiary without penalty or without more than 90 days’ notice;

(xii) any material hedge, collar, option, forward purchasing, swap, derivative or similar agreement, understanding or undertaking;

(xiii) any contract or agreement with respect to the employment or service of any current or former directors, officers, employees or consultants of the Company or any of the Company Subsidiaries other than, with respect to non-executive employees and consultants, in the ordinary course of business;

(xiv) any contract or agreement containing any (x) non-competition or exclusive dealing obligations or other obligation which purports to limit or restrict in any respect the ability of the Company or any Company Subsidiary to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company or the Company Subsidiaries is or can be conducted, or (y) right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of the Company

Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; and

(xv) any material contract or agreement that would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement.

Each Material Contract (A) is legal, valid and binding on the Company and the Company Subsidiaries which are a party to such contract, (B) is in full force and effect and enforceable in accordance with its terms and (C) will continue to be legal, valid, binding, enforceable, and in full force and effect in all material respects following the consummation of the transactions contemplated by the Transaction Documents, except in the cases of (B) and (C) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.  Neither the Company nor any of the Company Subsidiaries, nor to the Knowledge of the Company, any other party thereto is in material violation or default under any Material Contract.  No benefits under any Material Contract will be increased, and no vesting of any benefits under any Material Contract will be accelerated, by the occurrence of any of the transactions contemplated by the Transaction Documents, nor will the value of any of the benefits under any Material Contract be calculated on the basis of any of the transactions contemplated by the Transaction Documents.  The Company and the Company Subsidiaries, and to the Knowledge of the Company, each of the other parties thereto, have performed in all material respects all material obligations required to be performed by them under each Material Contract, and to the Knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the Material Contracts.

(s) Insurance.  The Company and each of the Company Subsidiaries are presently insured, and have been insured for at least the past five years, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  All of the policies, bonds and other arrangements providing for the foregoing (the “Company Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date, and there is no material breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by the Company or any of the Company Subsidiaries under any of the Company Insurance Policies or, to the Knowledge of the Company, by any other party to the Company Insurance Policies.  Neither the Company nor any of the Company Subsidiaries has received any written notice of cancellation or non-renewal of any Company Insurance Policy nor, to the Knowledge of the Company, is the termination of any such policies threatened in writing by the insurer, and there is no material claim for coverage by the Company, or any of the Company Subsidiaries, pending under any of such Company Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Company Insurance Policies or in respect of which such underwriters have reserved their rights.

(t) Title.  The Company and the Company Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all material personal property owned by them, in each case free and clear of all Liens, except for Liens which do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any Company Subsidiary.  Any real property and facilities held under lease by the Company or the Company Subsidiaries are valid, subsisting and enforceable leases with such exceptions that are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company or the Company Subsidiaries.

(u) Intellectual Property Rights.  The Company and the Company Subsidiaries own or possess adequate rights or licenses to use all trademarks, service marks and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, trade secrets and other intellectual property rights (“Intellectual Property Rights”) used in or necessary to conduct their businesses as conducted on the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of the Company, no product or service of the Company or the Company Subsidiaries infringes the Intellectual Property Rights of others.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries have not received notice of any claim being made or brought, or, to the Knowledge of the Company, being threatened, against the Company or any of the Company Subsidiaries regarding (i) their Intellectual Property Rights, or (ii) that the products or services of the Company or the Company Subsidiaries infringe the Intellectual Property Rights of others.  To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing claims.  The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used in the business of the Company and the Company Subsidiaries (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the business.  To the Knowledge of the Company, no person has gained unauthorized access to the IT Assets.  The Company and the Company Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.  The Company and the Company Subsidiaries take reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information.  The Company and the Company Subsidiaries have complied in all material respects with all internet domain name registrations and other requirements of internet domain registrars concerning internet domain names that are used in and material to the business.

(v) Employee Benefits.

(i) Section 2.2(v) of the Disclosure Schedule sets forth a correct and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by the Transaction Documents or otherwise), whether formal or informal, oral or written, under which (A) any current or former employee, officer, director or consultant of the Company or any of the Company Subsidiaries (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of the Company Subsidiaries or (B) the Company or any Company Subsidiary has had or has any present or future liability.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Benefit Plans.”

(ii) With respect to each Benefit Plan, the Company has provided to the Investor a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable; (C) any summary plan description and other written communications, other than individual pension benefit statements provided in accordance with Section 105 of ERISA, (or a description of any oral communications) by the Company and the Company Subsidiaries to the Company Employees or other beneficiaries concerning the extent of the benefits provided under a Benefit Plan; (D) a summary of any proposed material amendments or material changes anticipated to be made to the Benefit Plans at any time within the twelve months immediately following the date hereof; and (E) for the three most recent years (x) the Form 5500 and attached schedules, (y) audited financial statements and (z) actuarial valuation reports.

(iii) (A) Each Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Laws; (B) each Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (C) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any Benefit Plan, no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by the Company or any Company Subsidiary with respect to any Benefit Plan that has or is expected to result in any material liability, no failure by any Benefit Plan to satisfy the minimum funding standards  (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Benefit Plan, whether or not waived, has occurred, and no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Company Subsidiary with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code; (D) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any Company Subsidiary; (E) for each Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the end of the period covered by such Form 5500; (F) except as expressly contemplated by this Agreement, there is no present intention that any Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to the Company or any Company Subsidiary (other than an immaterial increase in administrative costs) under any Benefit Plan at any time within the twelve months immediately following the date hereof; and (G) the Company and the Company Subsidiaries have not incurred any current or projected liability under any Benefit Plan (or any other plan or arrangement to which the Company or a Company Subsidiary is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company or the Company Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other Laws.

(iv) With respect to each of the Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(iii) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Benefit Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(v) No Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.  Neither the Company nor any member of any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

(vi) With respect to any Benefit Plan, (A) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (B) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, (C) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (D) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress (including, without limitation, any routine requests for information from the PBGC) or, to the Knowledge of the Company, threatened.  With respect to each Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code:  (i) no Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (ii) there has been no determination that any Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

(vii) Neither the execution and delivery of the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, taking into account any other related event, including the Other Private Placements, could (A) result in any payment (including severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Company

Subsidiaries from the Company or any of the Company Subsidiaries under any Benefit Plan or otherwise, (B) increase any compensation or benefits otherwise payable under any Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefits, (D) require the funding or increase in the funding of any such benefits (through a grantor trust or otherwise), (E) result in any limitation on the right of the Company or any of the Company Subsidiaries to (1) amend, merge or terminate any Benefit Plan or related trust or (2) receive a reversion of assets from any Benefit Plan or related trust, or (F) result in payments under any of the Benefit Plans or otherwise which would not be deductible under Section 280G of the Code.  Neither the Company nor any of the Company Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any Benefit Plan or resulted, or will result, in any limitation on the right of the Company or any of the Company Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(viii) Each Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (B) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the Internal Revenue Service.  No compensation payable by the Company or any of the Company Subsidiaries has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code.

(ix) The Company and the Company Subsidiaries have complied in full with the TARP Standards for Compensation and Corporate Governance and all other applicable Laws promulgated with respect thereto or otherwise relating to the United States Department of the Treasury’s Troubled Asset Relief Program (TARP) Capital Purchase Program (including without limitation obtaining any waivers of rights to compensation and benefits from such senior executive officers and other employees as may be necessary to comply with the TARP Capital Purchase Program).

(w) Environmental Laws.  The Company and the Company Subsidiaries (i) are in compliance with any and all Environmental Laws, (ii) have received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct their business, (iii) are in compliance with all terms and conditions of any such permit, license or approval, (iv) have not owned or operated any property that has been contaminated with any Hazardous Substance that would reasonably be expected to result in liability pursuant to any Environmental Law, (v) to the Knowledge of the Company, are not liable for Hazardous Substance disposal or contamination on any third party property, (vi) have not received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law and (vii) are not subject to any circumstances or conditions that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property in connection with any Environmental Law, except where, in each of the foregoing clauses, the failure to so comply would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(x) Taxes.

(i) All income and other material Tax Returns required to be filed by, or on behalf of, the Company or the Company Subsidiaries have been timely filed or will be timely filed or a proper extension of the required time for filing has been or will be obtained, in accordance with all Laws, and all such Tax Returns are, or shall be at the time of filing, complete and correct in all material respects.  The Company and the Company Subsidiaries have timely paid all material Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, have made adequate provisions in accordance with GAAP.  There are no Liens with respect to Taxes upon any of the assets or properties of either the Company or the Company Subsidiaries other than with respect to Taxes not yet due and payable.

(ii) No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or the Company Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or the Company Subsidiaries.  No written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of the Company Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(iii) Neither the Company nor the Company Subsidiaries (A) are or have ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a joint, combined, unitary or consolidated Tax Return or (B) have any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

(iv) None of the Company or the Company Subsidiaries are party to, are bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(v) None of the Company or the Company Subsidiaries have been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(vi) All material Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by or with respect to the Company or the Company Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority, other than Taxes being contested in good faith and for which adequate reserves have been made in the Company’s Financial Statements.  The Company and the Company’s Subsidiaries have complied with all applicable information reporting requirements in all material respects.

(vii) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or the Company’s Subsidiaries.  Neither the Company nor any of the Company

Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations that is still in effect with respect to, or any extension of a period for the assessment of, any Tax.  The Disclosure Schedule sets forth the tax year through which the statute of limitations has run in respect of material Tax Liabilities of the Company and the Company Subsidiaries for U.S. federal, state, local and foreign Taxes.

(viii) Neither the Company nor any of the Company Subsidiaries has engaged in any transaction that could give rise to (A) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (B) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (C) disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations thereunder.

(ix) Except as may result from the transactions contemplated by this Agreement and the Additional Agreements, including without limitation the transactions described in the Recitals hereto, (A) none of the net operating loss carryforwards, unrealized built-in losses, tax credits, or capital loss carryforwards for U.S. federal income tax purposes of the Company or any Company Subsidiary is, as applicable, currently subject to limitation under Section 382 or 383 of the Code or Treasury Regulations Section 1.1502-15 or -21 or otherwise, (B) all of the Common Stock is owned by a single “direct public group” (within the meaning of Treasury Regulation Section 1.382-2T(j)(2)(ii) and (C) there are no “5-percent shareholders” (within the meaning of Section 382(k)(7) of the Code and the Treasury Regulations promulgated thereunder) of Common Stock, nor have there been any such shareholders within the past three years.  The Company has no reason to believe that the opinion from KPMG LLP delivered pursuant to Section 1.2(c)(ii)(T) is incorrect.

(y) Labor.

(i) Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.  No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, nor have there been in the last three years.  There are no strikes, work stoppages, slowdowns, labor picketing lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary, nor have there been any for the last three years.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all (i) federal and state Laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (ii) obligations of the Company and the Company Subsidiaries, as applicable, under any employment agreement, severance agreement or any similar employment related agreement or understanding.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no charge or complaint pending or, to the Knowledge of the Company, threatened before any Governmental Entity alleging unlawful discrimination in employment practices, unfair labor practices or other unlawful employment practices by the Company or any Company Subsidiary.

(z) Brokers and Finders.  Except for Sandler O’Neill & Partners, L.P. and Howe Barnes Hoefer & Arnett, Inc., and the fees payable thereto (which fees are to be paid by the Company), neither the Company nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with the Transaction Documents or the transactions contemplated hereby or thereby.  Copies of the Company’s agreements with each of Sandler O’Neill & Partners, L.P. and Howe Barnes Hoefer & Arnett, Inc. have been made available to the Investor.

(aa) Loan Portfolio.  The characteristics of the loan portfolio of the Company have not materially and adversely changed from the characteristics of the loan portfolio as of December 31, 2010.

(bb) Offering of Securities.  Neither the Company nor any Person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Common Shares to be issued pursuant to the Transaction Documents under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which would subject the offering, issuance or sale of any of such securities to the registration requirements of the Securities Act.  Neither the Company nor any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Common Shares pursuant to the transactions contemplated by the Transaction Documents.  Assuming the accuracy of the Investor’s representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Common Shares by the Company to the Investor.

(cc) Investment Company Status.  The Company is not, and upon consummation of the transactions contemplated by the Transaction Documents will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” of, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(dd) Affiliate Transactions.  No officer, director, five percent (5%) shareholder or other Affiliate of the Company (or any Company Subsidiary), or any individual who, to the Knowledge of the Company, is related by marriage or adoption to or shares the same home as any such Person, or any entity which, to the Knowledge of the Company, is controlled by any such Person (collectively, an “Insider”), is a party to any contract or transaction with the

Company (or any Company Subsidiary) which pertains to the business of the Company (or any Company Subsidiary) or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (or any Company Subsidiary).  The foregoing representation and warranty does not cover deposits at the Company (or any Company Subsidiary) or loans of $250,000 or less made in the ordinary course of business in compliance with Regulation O and other applicable Law.

(ee) Anti-Takeover Provisions Not Applicable.  The Board of Directors has taken all necessary action to ensure that the transactions contemplated by the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will be exempt from any anti-takeover or similar provisions of the Company’s articles of incorporation and bylaws, and any other provisions of any applicable “moratorium,” “control share,” “fair price,” “interested shareholder” or other anti-takeover Laws and regulations of any jurisdiction.

(ff) Issuance of the Securities.  The issuance of the Common Shares in connection with the transactions contemplated by the Transaction Documents has been duly authorized (other than the Requisite Shareholder Votes) and such Common Shares, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and nonassessable and free and clear of all Liens, other than restrictions on transfer provided for or contemplated in the Transaction Documents or imposed by applicable securities Laws, and shall not be subject to preemptive or similar rights.

(gg) Knowledge of Conditions.  As of the date of this Agreement, each of the Company and the Company Subsidiaries knows of no reason why any Requisite Governmental Consents will not be obtained, provided, however, that neither the Company nor any of the Company Subsidiaries makes any representation or warranty with respect to the management, capital or ownership structure of the Investor or any of its Affiliates.

(hh) Information Supplied.  None of the information provided by the Company or the Company Subsidiaries for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of Common Stock in the Granite Merger (including any amendments or supplements, the “Form S-4”) will, at the time when the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  None of the information provided by the Company or the Company Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and the proxy statement relating to the Granite shareholders’ meeting to approve the Granite Merger, if any (the “Granite Shareholders’ Meeting”) (such proxy statements together, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”) will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting and the Granite Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Joint Proxy Statement (other than the portion thereof relating solely to the Granite Shareholders’ Meeting) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

(ii) Disclosure Requirements.  The Company shall be solely responsible for preparing and disseminating adequate disclosure documents for Investor 2 and the Additional Investors in connection with any Other Private Placements.  Such disclosure documents shall not, at the time they are so disseminated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

(jj) Rights Plan.  The Board of Directors has approved and adopted the Tax Benefits Preservation Plan (including the Amendment to Tax Benefits Preservation Plan) set forth in Section 2.2(jj) of the Disclosure Schedule (as amended, the “Rights Plan”) and has instructed the officers of the Company to take such steps as are necessary or advisable to implement and put into effect the Rights Plan as soon as practicable after the date of this Agreement.

2.3 Representations and Warranties of the Investor.   Except as Previously Disclosed, the Investor hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date (except for the representations and warranties that are as of a specific date which shall be made as of that date) that:

(a) Organization and Authority.  The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely impair or delay its ability to perform its obligations under the Transaction Documents or to consummate the transactions contemplated hereby and thereby.

(b) Authorization; No Conflicts.

(i) The Investor has the necessary power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of the Transaction Documents to which the Investor is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its board of directors, general partner or managing members, investment committee, investment adviser or other authorized person, as the case may be, and no further approval or authorization by any of its shareholders, partners or other equity owners, as the case may be, is required.  This Agreement has been and the other Transaction Documents to which the Investor is a party will have been at the Closing duly and validly executed and delivered by the Investor and, assuming due authorization, execution and delivery by the Company and the other parties thereto, are, or in the case of documents executed after the date hereof, will be, upon execution, the valid and binding obligations of the Investor enforceable against the Investor in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii) Neither the execution, delivery and performance by the Investor of the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Investor with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Liens upon any of the properties or assets of the Investor under any of the terms, conditions or provisions of (1) its articles of incorporation or bylaws, its certificate of limited partnership or partnership agreement or its similar governing documents or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which the Investor may be bound, or to which the Investor or any of the properties or assets of the Investor may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph (and assuming the correctness of the representations and warranties of the Company and the other parties to the Transaction Documents), violate any Law applicable to the Investor or any of its properties or assets except in the case of clauses (A)(2) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially adversely affect the Investor’s ability to perform its obligations under the Transaction Documents or consummate the transactions contemplated hereby or thereby on a timely basis.

(c) Governmental Consents.  Assuming the correctness of the representations and warranties of the Company and the other parties to the Transaction Documents, no Governmental Consents are necessary to be obtained by the Investor for the consummation of the transactions contemplated by the Transaction Documents to which the Investor is a party, other than a statement by the Federal Reserve that it has no objection to the investment by the Investor as such investment is described by the Investor in the notice filed by it under the CBCA, (ii) the non-objection or confirmation of the Federal Reserve referred to in Section 1.2(c)(ii)(E), and (iii) approval, if applicable, from the NCCOB.

(d) Purchase for Investment.  The Investor acknowledges that the Common Shares have not been registered under the Securities Act or under any state securities laws.  The Investor (i) is acquiring the Common Shares pursuant to an exemption from registration under the Securities Act and other applicable securities laws solely for investment with no present intention to distribute any of the Common Shares to any Person, (ii) will not sell or otherwise dispose of any of the Common Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Common Shares and of making an informed investment decision and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(e) Brokers and Finders.  Neither the Investor, nor its respective Affiliates nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Investor in connection with this Agreement or the transactions contemplated hereby.

(f) Investment Decision.  The Investor has made an independent investment decision with respect to the transactions contemplated under the Transaction Documents and, except as Previously Disclosed and except for the Transaction Documents, there are no agreements or understandings between the Investor or any of its Affiliates, on the one hand, and (i) any of the Investors (including Investor 2) or any of their respective Affiliates, (ii) the Company or (iii) the Company Subsidiaries, on the other hand.

(g) Financial Capability.  At the Closing, the Investor shall have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

(h) No Commonly Controlled Insured Depository Institution.  The Investor does not own any interest in any institution that would be a “commonly controlled insured depository institution” (as that term is defined for purposes of 12 U.S.C. § 1815(e), as may be amended or supplemented from time to time, and any successor thereto) with respect any Company Subsidiary upon the consummation of the Investment.

(i) Knowledge of Conditions.  As of the date of this Agreement, the Investor knows of no reason why any Requisite Governmental Consents will not be obtained.

ARTICLE 3

COVENANTS

3.1 Conduct of Business Prior to Closing.

(a) Subject to Section 3.1(c), except as otherwise expressly required by the Transaction Documents or applicable Law, by the performance of any Material Contract that was Previously Disclosed, or with the prior written consent of the Investor (which shall not be unreasonably withheld or delayed), between the date of this Agreement and the Closing, the Company shall, and the Company shall cause each Company Subsidiary to:

(i) conduct its business only in the ordinary course of business;

(ii) use commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Company and any Company Subsidiary and (B) preserve present relationships with customers, suppliers, consultants and others having business dealings with the Company; and

(iii) use commercially reasonable efforts to maintain (A) all of the material assets and properties of, or used by, the Company or any Company Subsidiary in its current condition, with the exception of ordinary wear and tear, and (B) insurance upon all of the properties and assets of the Company and the Company Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement.

(b) Subject to Section 3.1(c), except as set forth in Section 3.1(b) of the Disclosure Schedule, with the prior written consent of the Investor or otherwise contemplated by the Transaction Documents, between the date of this Agreement and the Closing, the Company shall not, and shall cause the Company Subsidiaries to not:

(i) amend its articles of incorporation or bylaws or similar organizational documents, other than pursuant to the Articles Amendment Proposal;

(ii) (1) declare, set aside or pay any distributions or dividends on, or make any other distributions (whether in cash, securities or other property and, with respect to ordinary cash dividends, in excess of such amounts paid in the prior quarter) in respect of, any of its Capital Stock (other than pursuant to Section 3.19); (2) split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Capital Stock or any of its other securities; or (3) purchase, redeem or otherwise acquire any Capital Stock or any of its other securities or any rights, warrants or options to acquire any such Capital Stock or other securities;

(iii) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any Capital Stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such Capital Stock, voting securities or convertible or exchangeable securities, other than any issuance of Common Stock on exercise of any compensatory stock options outstanding on the date of this Agreement;

(iv) commence a voluntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding, or consent to the entry of an order for relief in an involuntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding or consent to the appointment of a receiver, liquidator, custodian or trustee, in each case, with respect to the Company or any of the Company Subsidiaries, or any other liquidation or dissolution of the Company or any of the Company Subsidiaries;

(v) terminate, enter into, amend, modify (including by way of interpretation), renew (other than automatic renewal) or grant any waiver or consent under any employment, offer, consulting, severance, change in control or similar contract, agreement or arrangement with any director, officer, employee or consultant (other than, with respect to non-executive officers or consultants, in the ordinary course of business; provided that, any contract, agreement or arrangement that provides for payments or benefits to any director, officer, employee or consultant upon a change in control of the Company or Bank shall not be deemed to be in the ordinary course of business) or make, grant or promise any bonus or any wage, salary or compensation increase to any director, officer, employee, sales representative or consultant (except in the case of consultants, non-executive officers and non-directors in the ordinary course of business) or make, grant or promise any increase in any employee benefit plan or arrangement, or amend or terminate any existing employee benefit plan or arrangement or adopt any new employee benefit plan or arrangement;

(vi) terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under, renew or grant any waiver or consent under any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (other than with respect to group insurance and welfare employee benefits, in the ordinary course of business), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, employee or consultant (except in the case of non-officers and non-directors, in the ordinary course of business), amend the terms of any outstanding equity-based award, take any action to accelerate the vesting, exercisability or payment (or fund or secure the payment) of any equity awards or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action);

(vii) make any other change in employment terms for any of its directors, officers, employees and consultants other than changes of employment terms of non-executive officer employees and consultants in the ordinary course of business; provided that, any employment term that provides payments or benefits to any director, officer, employee or consultant upon a change in control of the Company or Bank shall not be deemed to be in the ordinary course of business);

(viii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of, any other person, except in the ordinary course of business;

(ix) implement or adopt any change in its accounting principles, practices or methodologies, other than as may be required by GAAP or applicable accounting requirements of a Governmental Entity;

(x) settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount or for consideration not in excess of $500,000 individually or $1,000,000 in the aggregate and that would not impose any material restriction on the business of the Company or the Company Subsidiaries or, after the Closing, the Investor or any of its Affiliates;

(xi) change any accounting method with respect to Taxes, make, change or revoke any Tax election, prepare any Tax Returns inconsistent in any material respect with past practice, file any amended material Tax Return, consent to any extension or waiver of any statute of limitations with respect to any material Tax claim or assessment relating to the Company or the Company Subsidiaries, enter into any material closing agreement, surrender any right to claim a refund of material Taxes or incur any material tax outside of the ordinary course of business;

(xii) sell, lease, mortgage, pledge, grant a lien or security interest, or otherwise encumber or dispose of any of its properties or assets, except sales of loans in the ordinary course of business consistent with past practice and in an aggregate amount not in excess of $150,000,000; or

(xiii) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

(c) Nothing in Section 3.1(a) or (b) shall prohibit the Company or any Company Subsidiary from taking or refraining from taking, any action at the request or instruction of any Governmental Entity or as required by applicable Law.

3.2 Access; Confidentiality.

(a) From the date of this Agreement until the date following the Closing Date on which the Common Shares purchased pursuant to the Transaction Documents and held by the Investor represent less than five percent (5%) of the outstanding Common Shares (as adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization), the Company, subject to Section 3.2(b), shall allow and shall cause the Company Subsidiaries to allow, upon reasonable advance notice, the Investor and its Representatives such access during normal business hours to its books, records (including Tax returns and appropriate work papers of independent auditors subject to such access agreements as may be required by such auditors), properties and personnel and to such other information as the Investor may reasonably request (but, in any event, no more frequently than once per quarter); provided, however, that in no event shall the Investor and its Representatives have access to any information that (x) based on advice of the Company’s counsel, would create any potential material liability under applicable Laws or would destroy any legal privilege or (y) in the reasonable judgment of the Company, would (A) result in the disclosure of any trade secrets of third parties or (B) violate any obligation of the Company with respect to confidentiality; provided, further, that the Company and the Company Subsidiaries shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in clauses (x) and (y) of this Section 3.3(a) apply.  These rights are intended to satisfy the requirements of management rights for purposes of qualifying the Investor’s investment in the Company as a “venture capital investment” for purposes of the Department of Labor’s “plan assets” regulations.

(b) The Investor acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement entered into between Oak Hill Capital Partners III, L.P. and the Company dated January 7, 2011 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference, except that the terms of the confidentiality provisions and the restrictions on disclosure and use contained therein shall be extended to all periods during which information is provided to the Investor and its Representatives pursuant to Section 3.2(a).

3.3 Filings; Other Actions.

(a) The Investor, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, necessary or advisable to consummate the transactions contemplated by the Transaction

Documents, and to perform the covenants contemplated by the Transaction Documents, in each case required of it.  Each of the parties hereto shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.  The Investor and the Company will each use their commercially reasonable efforts to promptly obtain or submit, and the Company and the Investor will cooperate as may reasonably be requested by the Investor or the Company, as the case may be, to help the Investor and the Company promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, any additional filings and registrations with, and any additional notifications to, all notices to and, to the extent required by Law, consents, approvals or exemptions from bank regulatory authorities, for the transactions contemplated by the Transaction Documents (in each case to the extent it has not done so prior to the date of this Agreement), subject to Section 3.3(b).

(b) Notwithstanding Section 3.3(a), in no event shall the Investor be required to (1) accept any Burdensome Condition with respect to any regulatory filing or approval, including, without limitation, any condition which could jeopardize or potentially have the effect of jeopardizing any other investment opportunities (now or hereafter existing) of the Investor or any of its Affiliates, (2) become a bank holding company or (3) be required to agree to provide capital to the Company or any Company Subsidiary other than the Purchase Price to be paid for the Common Shares to be purchased by it pursuant to the terms of the Transaction Documents.

(c) The Investor shall use, and shall cause its Affiliates to use, commercially reasonable efforts to obtain regulatory non-objection to the change in control notice (filed under the CBCA) as promptly as possible, including without limitation responding fully to all requests for additional information from the Federal Reserve.  If so requested by the Federal Reserve in connection with such notice, the Investor shall, and shall cause its Affiliates to, enter into one or more passivity and non-association commitments and provide such other non-control and related commitments as the Federal Reserve may require (in each case, in form and substance reasonably satisfactory to the Federal Reserve).

(d) The Investor and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to Laws relating to the exchange of information and confidential information related to the Investor, all the information (other than confidential information) relating to such other parties, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each of the parties hereto agrees to keep the other party reasonably apprised of the status of matters referred to in this Section 3.3.  The Investor and the Company shall promptly furnish the other with copies of written communications received by it or its Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by the Transaction Documents; provided, that the party delivering any such document may redact any confidential information contained therein.

(e) The Company shall call a meeting of its shareholders to vote on the Shareholder Proposals (the “Company Shareholders’ Meeting”) as promptly as practicable after the date hereof.  The Board of Directors shall unanimously recommend to the Company’s shareholders that such shareholders approve the Shareholder Proposals (the “Company Recommendation”) and shall not (x) withdraw, modify or qualify in any manner adverse to the Investor such recommendation or (y) approve, adopt or otherwise take any action inconsistent with such recommendation (any action described in clauses (x) or (y) being referred to herein as a “Change in Company Recommendation”); provided that the Board of Directors may make a Change in Company Recommendation pursuant to Section 3.4(c).  The Investor shall vote or cause to be voted all shares of Common Stock, if any, beneficially owned by it or any of its Affiliates and eligible to vote on the Shareholder Proposals in favor of such Shareholder Proposals.  In connection with the Company Shareholders’ Meeting, the Company shall promptly prepare (and the Investor shall reasonably cooperate with the Company to prepare) and file with the SEC a preliminary Proxy Statement, shall use its reasonable best efforts to solicit proxies for such shareholder approvals and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive Proxy Statement related to such shareholders meeting to be mailed to the Company’s shareholders as promptly as practicable after clearance thereof by the SEC.  The Company shall notify the Investor promptly of the receipt of any comments from the SEC or its staff with respect to the Proxy Statement and of any request by the SEC or its staff for amendments or supplements to such Proxy Statement or for additional information and shall supply the Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such Proxy Statement.  If at any time prior to such shareholders meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement the Company shall as promptly as practicable prepare and mail or otherwise disseminate to its shareholders such an amendment or supplement.  The Investor and the Company agree promptly to correct any information provided by it or on its behalf for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and the Company shall as promptly as practicable prepare and mail or otherwise disseminate to its shareholders an amendment or supplement to correct such information to the extent required by applicable Laws.  The Company shall consult with the Investor prior to mailing any Proxy Statement, or any amendment or supplement thereto, and provide the Investor with reasonable opportunity to comment thereon.  The recommendation of the Board of Directors described in this Section 3.3(e) shall be included in the Proxy Statement.

3.4 No Solicitation of a Competing Proposal.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall not permit any of its Affiliates, directors, officers or employees to, and the Company shall use reasonable efforts to cause its other representatives or agents (together with directors, officers, and employees, the “Representatives”) not to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, recapitalization, purchase or disposition of any material amount of the assets of the Company or any material amount of the Capital Stock or other ownership interests of the Company (other than in connection with the

Investment, the Other Private Placement, the Merger Agreement or any other transaction contemplated hereby) (an “Acquisition Proposal”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Proposal, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) Notwithstanding the limitations set forth in Section 3.4(a), if, after the date of this Agreement, the Company receives an unsolicited Acquisition Proposal which did not result from or arise in connection with a breach of Section 3.4(a), and which (1) constitutes a Superior Proposal (as defined below) or (2) the Board of Directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (A) or (B) below, in a Superior Proposal, the Company may take the following actions: (A) furnish nonpublic information with respect to the Company to the third party making such Acquisition Proposal, if, and only if, prior to so furnishing such information, the Company and such third party enter into a confidentiality agreement that is no less restrictive of and no more favorable to such third party than the confidentiality provisions in Section 3.3 herein, (B) engage in discussions or negotiations with the third party with respect to the Acquisition Proposal and (C) enter into any agreement with respect to a Superior Proposal but only in compliance with Section 3.15; provided, however, that as promptly as reasonably practicable following the Company taking such actions as described in clauses (A), (B) or (C) above, the Company shall provide written notice to the Investor of such Superior Proposal or the determination of the Board of Directors as provided for in clause (2) above, as applicable, and the Company shall promptly provide to the Investor an executed copy of such confidentiality agreement and provide or make available to the Investor any non-public information concerning the Company that is provided to the person making such Acquisition Proposal or its representatives which was not previously provided or made available to the Investor.

(c) Notwithstanding anything herein to the contrary, until the date on which the closing condition in Section 1.2(c)(i)(D) is satisfied, the Board of Directors may effect a Change in Company Recommendation if the Board of Directors concludes in good faith, after consultation with outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties under applicable Law and if such Change in Company Recommendation is in respect of an Acquisition Proposal, such Acquisition Proposal is a Superior Proposal, taking into account any changes to the Agreement proposed by the Investor, and the Company is in compliance with Section 3.4(b).  Notwithstanding the foregoing, prior to the date of the Company Stockholders Meeting, the Company and its board of directors shall be permitted to effect a Change in Company Recommendation if and only to the extent that it has notified the Investor in writing at least five (5) Business Days in advance of its intention to effect a Change in Company Recommendation.

For purposes of this Agreement, the term “Superior Proposal” means a bona fide written Acquisition Proposal not solicited or initiated in violation of Section 3.4(a), that (1) relates to (A) the issuance by the Company of securities representing a majority of its outstanding voting securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such voting securities) or (B) the acquisition by any person of any of (i) a majority of the outstanding Capital Stock, by tender or exchange offer, merger or otherwise, or (ii) all or substantially all of the consolidated total assets of the Company, (2) is otherwise on terms that the Board of Directors determines in good faith, after consultation with the Company’s financial and legal advisors and taking into account all the terms and conditions of such proposal and this Agreement, are more favorable to the Company, its shareholders and any other constituency of the Company to which the Board of Directors then determines it owes fiduciary duties under applicable law than the transactions contemplated by this Agreement and (3) is, in the reasonable judgment of the Board of Directors, reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of such inquiry, proposal or offer.

(d) Notice.  The Company shall notify the Investor orally and in writing promptly (but in no event later than one (1) Business Day) after receipt by the Company or any of the Representatives thereof of any Acquisition Proposal or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person in connection with an Acquisition Proposal indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep the Investor informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

3.5 Governance Matters.

(a) The Company shall cause the Investor Designated Director to be elected or appointed on the Closing Date to the Board of Directors as well as the board of directors of the Bank and the board of directors of the Bank of Granite (collectively, the “Bank Boards”), subject to satisfaction of all legal and governance requirements regarding service as a member of the Board of Directors and the Bank Boards.  The Company shall recommend to its shareholders the election of the Investor Designated Director to the Board of Directors at the Company’s annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company.  If the Investor no longer has the Qualifying Ownership Interest, it shall have no further rights under Sections 3.5(a), 3.5(b), 3.5(c) and 3.5(d) and, in each case, at the written request of the Board of Directors, the Investor shall use all reasonable best efforts to cause the Investor Designated Director to resign from the Board of Directors and the Bank Boards as promptly as possible thereafter.  The Board of Directors and the Bank Boards shall cause the Investor Designated Director to be appointed to certain committees of the Board of Directors and the Bank Boards, as applicable, identified by the Investor, so long as the Investor Designated Director qualifies to serve on such committees subject to satisfaction of all legal, bank regulatory, securities listing and governance requirements regarding service as a committee member.

(b) From and after the Closing Date and for so long as the Investor owns, in the aggregate together with its Affiliates, five percent (5%) or more of the outstanding shares of Common Stock (as adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization) (the “Qualifying Ownership Interest”), the Investor Designated Director shall, subject to applicable Law (including the applicable rules of NASDAQ and applicable governance requirements), be the nominee of the Company and the Nominating Committee of the Board of Directors (the “Nominating Committee”) to serve on the Board of Directors and on the Bank Boards.  The Company shall use its reasonable best efforts to have the Investor Designated Director elected as director of the Company by the shareholders of the Company and the Company shall solicit proxies for the Investor Designated Director to the same extent as it does for any of its other nominees to the Board of Directors.

(c) From and after the Closing Date and for so long as the Investor owns, in the aggregate together with its Affiliates, the Qualifying Ownership Interest, the Investor Designated Director shall, subject to applicable Law (including the applicable rules of NASDAQ and applicable governance requirements), be appointed to two committees of each of the Board of Directors and the Bank Boards identified by the Investor.  The Investor Designated Director shall not serve as the chairperson of any committee.  Independent directors shall constitute at least fifty percent (50%) of the membership of any committee.

(d) Subject to Section 3.5(a), upon the death, disability, resignation, retirement, disqualification or removal from office of an Investor Designated Director, the Investor shall have the right to designate the replacement for the Investor Designated Director, which replacement shall satisfy all legal and governance requirements regarding service as a member of the Board of Directors and the Bank Boards, as applicable.  The Board of Directors shall use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law, being the Company’s and the Nominating Committee’s nominee to serve on the Board of Directors, calling a special meeting of the stockholders to vote on such person, using all reasonable best efforts to have such person elected as director of the Company by the shareholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors).

(e) From and after the Closing Date and for so long as the Investor with its Affiliates owns, in the aggregate with its Affiliates, five percent (5%) or more of the aggregate number of outstanding shares of Common Stock (as adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization), the Company shall, subject to applicable Law, invite a person designated by the Investor and reasonably acceptable to the Board of Directors (the “Observer”) to attend meetings of the Board of Directors and the Bank Boards (including any meetings of committees thereof which the Investor Designated Director is a member) in a nonvoting observer capacity.  If the Investor no longer beneficially owns the minimum number of Common Shares as specified in the first sentence of this Section 3.5(e), the Investor shall have no further rights under this Section 3.5(e).  The Observer shall have no right to vote on any matters presented to the Board of Directors, the Bank Boards or any committee thereof.  The Investor shall cause the Observer to agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to such Observer and the Company, the Board of Directors and the Bank Boards shall have the right to withhold any information and to exclude the Observer from any meeting or portion thereof (i) if doing so is, in the opinion of counsel to the Company, necessary to protect the attorney client privilege between the Company and counsel or (ii) if the Board of Directors or the Bank Boards determine in good faith after consultation with counsel, that fiduciary requirements under applicable Law make attendance by the Observer inappropriate.

(f) The Investor Designated Director shall be entitled to the same compensation, including fees, and the same indemnification and insurance coverage in connection with his or her role as a director as the other members of the Board of Directors or the Bank Boards, as applicable, and the Investor Designated Director shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the Bank Boards, or any committee thereof, to the same extent as the other members of the Board of Directors or the Bank Boards, as applicable.  The Company shall notify the Investor Designated Director of all regular meetings and special meetings of the Board of Directors or the Bank Boards and of all regular and special meetings of any committee of the Board of Directors or the Bank Boards of which the Investor Designated Director is a member in accordance with the applicable bylaws.  The Company and the Bank shall provide the Investor Designated Director with copies of all notices, minutes, consents and other material that they provide to all other members of their respective boards of directors concurrently as such materials are provided to the other members.

(g) Each of the Company and the Bank acknowledges that the Investor Designated Director may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Investor and/or certain of its Affiliates (collectively, the “Investor Indemnitors”).  Each of the Company and the Bank hereby agrees (1) that it is the indemnitor of first resort (i.e., its obligations to the Investor Designated Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Investor Designated Director are secondary), and (2) that it shall be required to advance the full amount of expenses incurred by the Investor Designated Director and shall be liable for the full amount of all expenses and liabilities incurred by the Investor Designated Director, in each case to the extent legally permitted and as required by the terms of this Agreement and the articles of incorporation and bylaws of the Company and the Bank (and any other agreement regarding indemnification between the Company and/or the Bank, on the one hand, and the Investor Designated Director, on the other hand), without regard to any rights the Investor Designated Director may have against any Investor Indemnitor.  The Company further agrees that no advancement or payment by any Investor Indemnitor on behalf of the Investor Designated Director with respect to any claim for which the Investor Designated Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Investor Designated Director against the Company.  The Company agrees that the Investor Indemnitors are express third party beneficiaries of the terms of this Section 3.5(g).

3.6 Avoidance of Control.

(a) Notwithstanding anything to the contrary in the Transaction Documents, the Company shall not, and shall cause the Company Subsidiaries not to, take any action (including any redemption, repurchase, or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where the Investor is not given the right to participate in such redemption, repurchase or recapitalization to the extent of the Investor’s pro rata proportion), that would cause the Investor’s or any other Person’s ownership of Voting Securities (together with the ownership by the Investor’s or other Person’s Affiliates (as such term is used under the BHC Act) of Voting Securities) to increase above 24.9%, without the prior written consent of the Investor, or to increase to an amount that would constitute “control” under the BHC Act, or otherwise cause the Investor to “control” the Company under and for purposes of the BHC Act.  Notwithstanding anything to the contrary in this Agreement or any Transaction Document, neither the Investor nor any other Person (together with the Investor or its Affiliates (as such term is used under the BHC Act)) shall have the ability to exercise any voting rights of any securities in excess of 24.9% of the total outstanding Voting Securities.

(b) The Investor shall not, and shall cause its Affiliates not to, take, permit or allow any action that would cause any Company Subsidiary to become a “commonly controlled insured depository institution” (as that term is defined for purposes of 12 U.S.C.  §1815(e), as may be amended or supplemented from time to time, and any successor thereto) with respect to any institution that is not a direct or indirect Company Subsidiary.

(c) In the event that either party hereto breaches its obligations under this Section 3.6 or believes that it is reasonably likely to breach such obligations, it shall notify the other party as promptly as practicable and shall cooperate in good faith with such other party to modify any ownership or other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.

3.7 Notice of Certain Events.  Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware prior to the Closing that would constitute a violation or breach of the Transaction Documents (or a breach of any representation or warranty contained herein or therein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Section 1.2 hereof and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of the Transaction Documents had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date of this Agreement.  Notwithstanding the foregoing, neither party shall be required to take any action that would jeopardize such party’s attorney-client privilege.

3.8 Reasonable Best Efforts.  Subject to Section 3.3(b), upon the terms and subject to the conditions herein provided, except as otherwise provided in the Transaction Documents, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable under Laws to consummate and make effective the transactions contemplated hereby, including but not limited to:  (a) the satisfaction of the conditions precedent to the obligations of such party hereto; (b) the obtaining of applicable Governmental Consents, and consents, waivers and approvals of any third parties; (c) the defending of any claim, action, suit, investigation or proceeding, whether judicial or administrative, challenging the Transaction Documents or the performance of the obligations hereunder or thereunder; and (d) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably request in order to carry out the intent of the Transaction Documents.

3.9 Preemptive Rights.

(a) Sale of New Securities.  After the Closing, for so long as the Investor owns, in the aggregate together with its Affiliates, Common Shares representing the Qualifying Ownership Interest (before giving effect to any issuances triggering provisions of this Section 3.9), at any time that the Company proposes to make any public or nonpublic offering or sale of any equity (including Common Stock, preferred stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as an equity “kicker”) (including any hybrid security) (any such security, a “New Security”), other than the issuance and sale of securities (i) in connection with the Warrant Offering, (ii) upon conversion of convertible securities issued in compliance with this Section 3.9, (iii) to employees, officers, directors or consultants of the Company pursuant to employee benefit plans or compensatory arrangements approved by the Board of Directors (including upon the exercise of employee stock options granted pursuant to any such plans or arrangements), (iv) pursuant to the Rights Plan or any other rights plan, (v) in connection with the exercise of the TARP Warrant, or (vi) as consideration in connection with any bona fide, arm’s length, direct or indirect merger, acquisition or similar transaction or joint venture, strategic alliance, license agreement or other similar commercial transactions, including, for the avoidance of doubt, the Granite Merger, the Investor shall first be afforded the opportunity to acquire from the Company for the same price and on the same terms (except that, to the extent permitted by Law and the articles of incorporation and bylaws of the Company, the Investor may elect to receive such securities in nonvoting form, convertible into Voting Securities in a widely dispersed offering) as such securities are proposed to be offered to others, up to the amount of such New Securities to be offered in the aggregate required to enable it to maintain its proportionate equivalent interest in the Common Stock immediately prior to any such issuance of New Securities.  The New Securities that the Investor shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the number of Common Shares held by the Investor (assuming full conversion or exercise of any securities convertible into or exercisable for Common Stock) and the denominator of which is the number of shares of Common Stock then outstanding (assuming full conversion or exercise of any securities convertible into or exercisable for Common Stock and before giving effect to any issuances triggering the provisions of this Section 3.9).  Notwithstanding anything herein to the contrary, in no event shall the Investor have the right to purchase securities hereunder to the extent that such purchase would result in the Investor exceeding the ownership limitations of the Investor set forth in Section 3.6.  Notwithstanding anything to the contrary herein, the provisions of this Section 3.9 shall not be applicable to any New Securities offered or issued at the written direction of the applicable banking regulator of the Company or any insured depository institution subsidiary of the Company.

(b) Notice.  In the event the Company proposes to offer or sell New Securities that are subject to the Investor’s rights under Section 3.9(a), it shall give the Investor written notice of its intention, specifying the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), at least fifteen (15) Business Days prior to the proposed offer, issuance or sale.  The Investor shall have ten (10) Business Days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise its rights provided in this Section 3.9 and as to the amount of New Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 3.9(a).  Such notice shall constitute a nonbinding agreement of the Investor to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it.  The failure of the Investor to respond within such ten (10) Business Day period shall be deemed to be a waiver of the Investor’s rights under this Section 3.9 only with respect to the offering described in the applicable notice.

(c) Purchase Mechanism.  If the Investor exercises its rights provided in this Section 3.9, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within thirty (30) days after the giving of notice of such exercise; provided that, if such issuance is subject to regulatory approval, such thirty (30)-day period shall be extended until the expiration of ten (10) Business Days after all such approvals have been received, but in no event later than 90 days from the date of the Company’s initial notice pursuant to Section 3.9(b).  Each of the Company and the Investor agrees to use commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of such New Securities.

(d) Failure of Purchase.  In the event the Investor fails to exercise its rights provided in this Section 3.9 within the ten (10) Business Day period described in Section 3.9(b) or, if so exercised, the Investor is unable to consummate such purchase within the time period specified in Section 3.9(c) because of its failure to obtain any required regulatory or shareholder consent or approval, the Company shall thereafter be entitled (during the period of 90 days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 90 days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 3.9 or that the Investor is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms, taken together in the aggregate, no more favorable to the purchasers of such New Securities than were specified in the Company’s notice to the Investor.  Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of ten (10) Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 120 days from the date of the applicable agreement with respect to such sale.  In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said 90-day period (or sold and issued New Securities in accordance with the foregoing within 90 days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 120 days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Investor in the manner provided above.

(e) Non-Cash Consideration.  In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as reasonably determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(f) Cooperation.  The Company and the Investor shall cooperate in good faith to facilitate the exercise of the Investor’s rights under this Section 3.9, including securing any required approvals or consents.

3.10 Most Favored Nation.

  During the period from the date of this Agreement through the Closing, the Company shall not, and shall cause the Company Subsidiaries not to, enter into any additional, or modify any existing, agreements with any existing or future investors in the Company or any of the Company Subsidiaries (including any Additional Agreements entered into with the Additional Investors) that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of the Investor by the Transaction Documents, unless, in any such case, the Investor has been provided with such rights and benefits.  If any agreement with any Additional Investors in the Other Private Placements contains indemnity provisions comparable to those in Article V of this Agreement, such other indemnity provisions shall expressly provide that no claims may be made thereunder by the Additional Investors or related persons entitled thereto unless (i) the Investor and the Investor 2 has asserted such a claim under the comparable indemnity provisions set forth in this Article V or Article V of the Investor 2 Investment Agreement, as applicable, and (ii) such claims (including the type and amount of recovery sought by such claim) are the same claims as the Investor claim and the Investor 2 claim with recovery to be shared ratably.

3.11 Transfer Taxes.

  On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) that are required to be paid in connection with the sale and transfer of the Common Shares to be sold to the Investor hereunder will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such taxes will be or will have been complied with.

3.12 Legend.

(a) The Investor agrees that all certificates or other instruments representing the Common Shares subject to the Transaction Documents shall bear a legend substantially to the following effect, until such time as they are not required under Section 3.13(b):

“(i)  THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(ii)  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF APRIL 26, 2011, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.”

(b) Upon request of the Investor, upon receipt by the Company of an opinion of counsel to the Investor reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be, the Company shall promptly cause clause (i) of the legend to be removed from any certificate for any Common Shares to be so transferred and clause (ii) of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement.  The Investor acknowledges that the Common Shares have not been registered under the Securities Act or under any state securities laws and agrees that it shall not sell or otherwise dispose of any of the Common Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

3.13 Registration Rights

(a) Registration.

(i) Subject to the terms and conditions of the Transaction Documents, the Company covenants and agrees that as promptly as practicable after (and in any event no more than fifteen (15) days after) the Lockup Termination Date (the “Filing Deadline”), the Company shall have prepared and filed with the SEC one or more Shelf Registration Statements covering the resale of all of the Registrable Securities (or, if permitted by the rules of the SEC, otherwise designated an existing Shelf Registration Statement filed with the SEC to cover such Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, the Company shall use reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective as soon as practicable (and in any event no later than the Effectiveness Deadline) and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until the time as there are no such Registrable Securities remaining (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires).  In the event that Form S-3 is not available for the registration of the resale of Registrable Securities under this Section 3.13(a)(i), the Company shall (A) register the resale of the Registrable Securities on another appropriate form, including, without limitation, Form S-1, and (B) undertake to register the Registrable Securities on Form S-3 promptly after such form is available, provided that the Company shall maintain the effectiveness of the Shelf Registration Statement then in effect until such time as a Shelf Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

(ii) Demand Registration.

(A) The Investor shall have the right, by written notice (the “Demand Notice”) given to the Company, to request, at any time and from time to time during such periods when a Shelf Registration Statement or Shelf Registration Statements covering all of the Investor’s Registrable Securities is or are not existing and effective, that the Company register, under and in accordance with the provisions of the Securities Act, all or any portion of the Registrable Securities designated by the Investor.  Upon receipt of a Demand Notice from the Investor pursuant to this Section 3.13(a)(ii), the Company shall promptly (and in any event within thirty (30) days of the date on which the Company receives such Demand Notice) file with the SEC, and the Company shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as practicable, a registration statement on the appropriate form for the registration and sale as shall be selected by the Company and as shall be reasonably acceptable to the Investor registering Registrable Securities in accordance with the intended method or methods of distribution (which may be by an underwritten offering), of the total number of Registrable Securities specified by the Holders in such Demand Notice (a “Demand Registration Statement”).  If the Investor registering Registrable Securities intends to distribute any Registrable Securities by means of an underwritten offering, it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 3.13(c).  The managing underwriters in any such distribution shall be acceptable to the Investor registering Registrable Securities in such underwritten offering.  Any Demand Registration Statement may, at the request of the Holders submitting the Demand Notice, be a “shelf” registration pursuant to Rule 415, if available.

(B) The Company shall use reasonable best efforts to keep each Demand Registration Statement filed pursuant to this Section 3.13(a)(ii) continuously effective and usable for the resale of the Registrable Securities covered thereby for a period of one hundred eighty (180) days from the date on which the SEC declares such Demand Registration Statement effective, as such period may be extended pursuant to this Section 3.13(a)(ii)(B).  The time period for which the Company is required to maintain the effectiveness of any Demand Registration Statement shall be extended by the aggregate number of days of all suspension periods pursuant to Section 3.13(d) occurring with respect to such Demand Registration Statement.

(C) The Company shall be entitled to suspend the use of any effective Registration Statement under this Section 3.13(a)(ii) under the circumstances set forth in Section 3.13(d).

(D) For the avoidance of doubt, the rights provided pursuant to this Section 3.13(a)(ii) shall not be exercisable until the Effectiveness Deadline.

(iii) Any registration pursuant to this Section 3.13(a) shall be effected by means of a shelf registration under the Securities Act (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415.  If the Investor or any other holder of Registrable Securities to whom the registration rights conferred by the Transaction Documents have been transferred in compliance with the Transaction Documents intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 3.13(c).  The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed.

(iv) If the Company proposes to register any of its securities, whether or not for its own account (including, without limitation, pursuant to the exercise of any demand registration rights pursuant to Section 3.13(a)(ii)), other than a registration pursuant to Section 3.13(a)(i) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company shall give prompt written notice to the Investor and all other Holders of its intention to effect such a registration (but in no event less than ten (10) Business Days prior to the anticipated filing date) and shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after the date of the Company’s notice (a “Piggyback Registration”).  Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth Business Day prior to the planned effective date of such Piggyback Registration.  The Company may terminate or withdraw any registration under this Section 3.13(a)(iv) prior to the effectiveness of such registration, whether or not the Investor or any other Holders have elected to include Registrable Securities in such registration.

(v) If the registration referred to in Section 3.13(a)(iv) is proposed to be underwritten, the Company shall so advise the Investor and all other Holders as a part of the written notice given pursuant to Section 3.13(a)(iv).  In such event, the right of the Investor and all other Holders to registration pursuant to this Section 3.13(a) shall be conditioned upon such persons’ participation in such underwriting and the inclusion of such persons’ Registrable Securities in the underwriting, and each such person shall (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  If any participating person disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Investor.

(vi) In the event (x) that Investor 2 or any of the Additional Investors exercises “piggyback” registration rights under the Investor 2 Investment Agreement or the Additional Agreements in connection with the Investor’s exercise of its demand registration rights pursuant to Section 3.13(a)(ii), (y) that the Company grants “piggyback” registration rights to one or more third parties to include their securities in an underwritten offering under the Shelf Registration Statement pursuant to Section 3.13(a)(i) or (z) that a Piggyback Registration under Section 3.13(a)(iv) relates to an underwritten offering, and in any such case the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company shall include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities shall be so included in the following order of priority:  (1) first, solely in the case of a Piggyback Registration under Section 3.13(a)(iv) relating to a primary offering on behalf of the Company, any securities the Company proposes to sell for its own account, (2) second, Common Stock and other securities of the Company held by the Treasury, (3) third, Registrable Securities of the Holders and all other holders who have requested registration of Registrable Securities pursuant to the Investor 2 Investment Agreement or the Additional Agreements, Section 3.13(a)(i) or Section 3.13(a)(iv), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (4) fourth, any other securities of the Company that have been requested to be so included, subject to the terms of the Transaction Documents.

(b) Expenses of Registration.  All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company.  All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the Holders selling in such registration pro rata on the basis of the aggregate number of securities or shares being sold.

(c) Obligations of the Company.  The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to not become an ineligible issuer (as defined in Rule 405 under the Securities Act).  In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, the Company shall, as expeditiously as reasonably practicable:

(i) file a final prospectus with the SEC, as required by Rule 424(b) under the Securities Act;

(ii) provide to each Holder a copy of any disclosure regarding the plan of distribution of the selling Holders, in each case, with respect to such Holder, at least three (3) Business Days in advance of any filing with the SEC of any registration statement or any amendment or supplement thereto that includes such information;

(iii) prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement and, subject to this Section 3.13(c), keep such registration statement effective or such prospectus supplement current;

(iv) prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(v) furnish to the Holders and any underwriters such number of correct and complete copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them;

(vi) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(vii) notify each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (which notice shall not contain any material non-public information);

(viii) give prompt written notice to the Holders (which notice shall not contain any material, non-public information):

(A) when any registration statement filed pursuant to Section 3.13(a) or any amendment thereto has been filed with the SEC (except for any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such registration statement or any post-effective amendment thereto has become effective;

(B) of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;

(C) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;

(D) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(E) of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and

(F) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.13(c)(xi) cease to be true and correct.

(ix) use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 3.13(c)(vii)(C) at the earliest practicable time;

(x) upon the occurrence of any event contemplated by Section 3.13(c)(vi) or 3.13(c)(vii)(E) and subject to the Company’s rights under Section 3.13(d), the Company shall promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xi) use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities;

(xii) in the event of an underwritten offering pursuant to Section 3.13(a)(i) or Section 3.13(a)(iv), enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company available to participate in “road shows,” similar sales events and other marketing activities), (A) make such representations and warranties to the Holders that are selling shareholders and the managing underwriter(s), if any, with respect to the business of the Company and the Company Subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (B) use its reasonable best efforts to furnish the underwriters with opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (C) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accounts of any business acquired by the Company for which financial statements and financial data are included in the applicable registration statement) who have certified the financial statements included in such registration statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (D) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (E) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company;

(xiii) make available for inspection by a representative of Holders that are selling shareholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information, in each case, reasonably requested by any such representative, managing underwriter(s), attorney or accountant in connection with such Shelf Registration Statement;

(xiv) cause all such Registrable Securities to be listed on each securities exchange on which the same class of securities issued by the Company are then listed or, if the same class of securities is not then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities of such class to be listed on NASDAQ;

(xv) if requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request;

(xvi) timely provide to its security holders earnings statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder; and

(xvii) in the event the SEC informs the Company that all of the Registrable Securities then outstanding cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (A) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the initial registration statement as required by the SEC and/or (B) withdraw the initial registration statement and file a new registration statement, in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form S-3, Form S-1 or such other form available to the Company to register for resale the Registrable Securities as a secondary offering; provided, that prior to filing such amendment or new registration statement, the Company shall be obligated to use its reasonable best efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.  Notwithstanding any other provision of this Agreement, if any SEC guidance sets forth a limitation of the number of Registrable Securities or other securities of the Company permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities or other shares of Common Stock to be registered on such registration statement will be reduced in accordance with the applicable provisions of this Section 3.13.  In the event the Company amends the initial registration statement or files a new registration statement, as the case may be, under clauses (A) or (B) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3, Form S-1 or such other form available to the Company to register for resale those Registrable Securities that were not registered for resale on the initial registration statement, as amended, or the new registration statement.

(d) Suspension of Sales.  Upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable the use of such registration statement, prospectus or prospectus supplement, each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities pursuant to such registration statement until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice (each such suspension, a “Suspension Period”).  No single Suspension Period shall exceed thirty (30) consecutive days and the aggregate of all Suspension Periods shall not exceed ninety (90) days during any twelve (12) month period.

(e) Termination of Registration Rights.  A Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.

(f) Furnishing Information.

(i) Neither the Investor nor any Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(ii) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.13(c) as to a selling Holder that such selling Holder, and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities.

(g) Indemnification.

(i) The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each Person, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all Losses, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company shall not be liable to such Indemnitee in any such case to the extent that any such Loss is based solely upon (i) an untrue statement or omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee expressly for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnitee and shall survive the transfer of the Registrable Securities by the Holders.

(ii) If any proceeding shall be brought or asserted against any Indemnitee, such Indemnitee shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnitee to give such notice shall not relieve the Company of its obligations or liabilities pursuant to this Agreement, except to the extent that it shall be finally determined by a court of competent jurisdiction that such failure shall have materially and adversely prejudiced the Company.  An Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnitees unless: (1) the Company has agreed in writing to pay such fees and expenses; (2) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnitee in any such proceeding; or (3) the named parties to any such proceeding (including any impleaded parties) include both such Indemnitee and the Company, and such Indemnitee shall have been advised by counsel that a conflict of interest exists if the same counsel were to represent such Indemnitee and the Company; provided, that the Company shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnitees.  The Company shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed.  The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending proceeding in respect of which any Indemnitee is a party, unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such proceeding.  Subject to the terms of this Agreement, all fees and expenses of the Indemnitee (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section 3.13(g)(ii)) shall be paid to the Indemnitee, as incurred, within thirty (30) days of written notice thereof to the Company; provided, that the Indemnitee shall promptly reimburse the Company for that portion of such fees and expenses applicable to such actions for which such Indemnitee is finally judicially determined to not be entitled to indemnification hereunder).  The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Indemnitee under this Section 3.13(g), except to the extent that the Company is materially and adversely prejudiced in its ability to defend such action.

(iii) If the indemnification provided for in Section 3.13(g)(i) is unavailable to an Indemnitee with respect to any Losses or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 3.13(g)(iii) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.13(g)(i).  No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not guilty of such fraudulent misrepresentation.

(iv) The indemnity and contribution agreements contained in this Section 3.13(g) are in addition to any liability that the Company may have to the Indemnitees and are not in diminution or limitation of the indemnification provisions under Article 5 of this Agreement.

(h) Assignment of Registration Rights.  The rights of the Investor to registration of Registrable Securities pursuant to Section 3.13(a) may be assigned by the Investor to a transferee or assignee of Registrable Securities to which (i) there is transferred to such transferee no less than $10,000,000 in Registrable Securities and (ii) such transfer is permitted under the terms hereof; provided, however, that the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being assigned.

(i) Holdback.  With respect to any underwritten offering of Registrable Securities by the Investor or other Holders pursuant to this Section 3.13, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special

Registration) any public sale or distribution, or to file any registration statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten (10) days prior and ninety (90) days following the effective date of such offering as may be requested by the managing underwriter.  The Company also agrees to cause each of its directors and senior executive officers to execute and deliver customary lockup agreements in such form and for such time period up to ninety (90) days as may be requested by the managing underwriter.  “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or the Company Subsidiaries or in connection with dividend reinvestment plans.

(j) Rule 144; Rule 144A Reporting.  With a view to making available to the Investor and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(i) make and keep adequate current public information with respect to the Company available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(ii) so long as the Investor or a Holder owns any Registrable Securities, furnish to the Investor or such Holder forthwith upon request:  (A) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; (B) a copy of the most recent annual or quarterly report of the Company; and (C) such other reports and documents as the Investor or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(iii) to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act.

(k) As used in this Section 3.13, the following terms shall have the following respective meanings:

(i) “Effective Date” means the date that the Shelf Registration Statement filed pursuant to Section 3.13(a)(i) is first declared effective by the SEC.

(ii) “Effectiveness Deadline” means, with respect to the initial Shelf Registration Statement required to be filed pursuant to Section 3.13(a)(i), the earlier of (i) the 60th calendar day following the Filing Deadline and (ii) the 5th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review; provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business.

(iii) “Holder” means the Investor and any other holder of Registrable Securities to whom the registration rights conferred by the Transaction Documents have been transferred in compliance with Section 3.13(h) hereof.

(iv) “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

(v) “Register,” “registered” and “registration” shall refer to a registration effected by preparing and (A) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (B) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement.

(vi) “Registrable Securities” means (A) all Common Stock held by the Holders from time to time and (B) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in clause (A) by way of conversion, exercise or exchange thereof or stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, provided that, once issued, such securities shall not be Registrable Securities when (1) they are sold pursuant to an effective registration statement under the Securities Act, (2) they may be sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale and without the requirement for the Company to be in compliance with the current public information required under Rule 144(e)(1) (or Rule 144(i)(2), if applicable), (3) they shall have ceased to be outstanding or (4) they have been sold in a private transaction in which the transferor’s rights under the Transaction Documents are not assigned to the transferee of the securities.  No Registrable Securities may be registered under more than one registration statement at one time.

(vii) “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 3.13, including, without limitation, all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show,” the reasonable fees and disbursements of Holders’ Counsel, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(viii) “Rule 158,” “Rule 159A,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(ix) “SEC Guidance” means (i) any publicly-available written or oral guidance, comments, requirements or requests of the SEC staff and (ii) the Securities Act.

(x) “Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel included in Registration Expenses).

(l) At any time, any holder of Registrable Securities (including any Holder) may elect to forfeit its rights set forth in this Section 3.13 from that date forward; provided, that a Holder forfeiting such rights shall nonetheless be entitled to participate under Sections 3.13(a)(iv) through (vi) in any Pending Underwritten Offering to the same extent that such Holder would have been entitled to if the holder had not withdrawn; and provided, further, that no such forfeiture shall terminate a Holder’s rights or obligations under Section 3.13(g) with respect to any prior registration or Pending Underwritten Offering.  “Pending Underwritten Offering” means, with respect to any Holder forfeiting its rights pursuant to this Section 3.13(l), any underwritten offering of Registrable Securities in which such Holder has advised the Company of its intent to register its Registrable Securities either pursuant to Section 3.13(a)(i) or 3.13(a)(iv) prior to the date of such Holder’s forfeiture.

3.14 Warrant Offering.  As promptly as practicable following the Closing, but no sooner than January 1, 2012, and subject to compliance with all applicable Law, including the Securities Act, the Company shall distribute to each holder of record of Common Stock as of the close of business on the Business Day immediately preceding the Closing Date, non-transferable warrants (the “Warrants”) to purchase from the Company one share of Common Stock for each four shares of Common Stock held of record as of the close of business on the Business Day immediately preceding the Closing Date at a per share purchase price equal to the price per Common Share paid by the Investor under this Agreement; provided that no such holder shall thereby exceed, together with any other Person with whom such holder may be aggregated under applicable Law, 4.99% beneficial ownership of the Company’s equity securities.  No Warrant will be issued with respect to any holdings or increment of holdings of less than four shares of Common Stock.  The transactions described in this Section 3.14, including the purchase and sale of Common Shares upon the exercise of Warrants, shall be referred to in this Agreement as the “Warrant Offering.”  Each Warrant shall be exercisable for thirty (30) days after the later of its date of issuance or the effective date of the registration statement related to the Warrant Offering.

3.15 Certain Other Transactions

(a) Prior to the Closing, notwithstanding anything in the Transaction Documents to the contrary, the Company shall not directly or indirectly effect or cause to be effected any transaction with a third party that would reasonably be expected to result in a Change in Control unless such third party shall have provided prior assurance in writing to the Investor (in a form reasonably satisfactory to the Investor) that the terms of the Transaction Documents shall be fully performed (i) by the Company or (ii) by such third party if it is the successor of the Company or if the Company is its direct or indirect Subsidiary.  For the avoidance of doubt, it is understood and agreed that, in the event that a Change in Control occurs on or prior to the Closing, the Investor shall maintain the right under the Transaction Documents to acquire, pursuant to the terms and conditions of the Transaction Documents, the Common Stock (or such other securities or property (including cash) into which the Common Stock may have become exchangeable as a result of such Change in Control), as if the Closing had occurred immediately prior to such Change in Control.

(b) In the event that, at or prior to the Closing, (i) the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding is changed as a result of any reclassification, stock split (including reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible or exchangeable into or exercisable for shares of Common Stock), merger, tender or exchange offer or other similar transaction or (ii) the Company fixes a record date that is at or prior to the Closing Date for the payment of any non-stock dividend or distribution on the Common Stock other than any ordinary cash dividends, then the number of Common Shares to be issued to the Investor at the Closing under the Transaction Documents, together with the applicable implied per share price (and the number of shares and per share price pursuant to the Warrant Offering), shall be equitably adjusted and/or the shares of Common Stock to be issued to the Investor at the applicable Closing under the Transaction Documents shall be equitably substituted with shares of other stock or securities or property (including cash), in each case, to provide the Investor with substantially the same economic benefit from the Transaction Documents as the Investor had prior to the applicable transaction.  Notwithstanding anything in the Transaction Documents to the contrary, in no event shall the Purchase Price or any component thereof, or the aggregate percentage of shares to be purchased by the Investor, be changed by the foregoing.

(c) Notwithstanding anything in the foregoing, the provisions of this Section 3.15 shall not be implicated by (i) the transactions contemplated by the Transaction Documents or (ii) any issuances of options, restricted stock units or other equity-based awards granted to newly-appointed directors, employees or consultants of the Company at or around the same time as the transactions contemplated by the Transaction Documents to such Persons, including upon exercise of any such options.

3.16 Transfer Restrictions.

(a) Except as otherwise permitted in this Agreement, for the period from the Closing Date until the Lockup Termination Date, the Investor will not transfer, sell, assign or otherwise dispose of (“Transfer”) any Common Shares, and after such period the Investor may Transfer the Common Shares (1) only in a privately negotiated transaction to any person or group of persons that would not acquire pursuant to such Transfer beneficial ownership of Capital Stock of the Company in violation of the passivity or anti-association commitments described on Exhibit B or (2) into the public market (in a registered public offering, pursuant to Rule 144 under the Securities Act or otherwise, including through any broker, dealer or underwriter, acting in a capacity as such, that purchases Common Shares for distribution) provided that the Investor does not knowingly (without, however, imposing a duty of inquiry on the Investor) effect any public market sale or transfer that would result in beneficial ownership of Capital Stock of the Company in violation of Section 3.6(b).

(b) Permitted Transfers.  Notwithstanding Section 3.16(a), the Investor shall be permitted to Transfer any portion or all of its Common Shares acquired pursuant to this Agreement at any time under the following circumstances:

(i) Transfers to (A) any Affiliate of the Investor (any such transferee shall be included in the term “Investor”) or (B) any direct or indirect general or limited partner, member, manager, stockholder, or equity holder of such Investor, but in each case only if the transferee agrees in writing for the benefit of the Company to be bound by the terms of this Agreement; and

(ii) Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction that has, without the participation of the Investor, resulted in a Change in Control.

Other than pursuant to a transaction contemplated by Section 3.16(b)(ii) above, the Investor agrees that it will not Transfer any interest in any transferee pursuant to this Section 3.16(b) unless (x) prior thereto the Common Shares held by it are transferred to the Investor or to one or more of the permitted transferees pursuant to this Section 3.16(b) and/or (y) such transferee remains a person to which the Investor is permitted to transfer any portion or all of its Common Shares under Section 3.16(b)(i) following such Transfer.  Any such Transfer pursuant to clause (i) of this Section 3.16(b) shall be void unless each transferee shall agree that prior to such time as it ceases to be a Person to which the Investor is permitted to Transfer any portion or all of its Common Shares under clause (i) of this Section 3.16(b), it shall Transfer the Common Shares it holds to the Investor or one or more permitted transferees of the Investor pursuant to this Section 3.16(b).

3.17 Exchange Listing.  The Company shall use its reasonable best efforts to cause the Common Shares to be issued pursuant to this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as possible and in any event prior to the Closing.

3.18 Continued Listing Authorization.  The Company shall take all steps necessary to prevent the Common Shares from being delisted from NASDAQ, including, without limitation, effecting a reverse stock split of the Common Stock, if necessary, to comply with NASDAQ Listing Rule 5450(a)(1).

3.19 Rights Plan.  As soon as practicable but in any event within 30 days after the date hereof, the Company shall have (i) implemented and put into effect the Rights Plan, and the related rights shall have been issued to shareholders of the Company and (ii) the Company shall have caused the rights agent under the Rights Plan to have executed and delivered to the Company the amendment to the Rights Plan in the form set forth on Section 2.2(jj) of the Disclosure Schedule.  For the avoidance of doubt, each of the Investors shall receive the preferred share purchase rights issuable under the Rights Plan with respect to the Common Shares purchased pursuant to this Agreement and the Additional Agreements on the Closing Date.

3.20 Cooperation on Tax Matters.  During the period between the date hereof and the Closing Date, the Company shall consult with the Investor regarding any significant transactions or Tax Return positions reasonably expected to materially increase or affect the Company’s net operating losses or capital losses for any taxable year or period and shall, in the Company’s reasonable discretion, take account of Investor’s views on such matters to the extent reasonably feasible.

3.21 Other Private Placements.  Notwithstanding anything to the contrary in the Transaction Documents, the Company shall not, and shall cause the Company Subsidiaries not to, take any action (including any redemption, repurchase, or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where the Investor is not given the right to participate in such redemption, repurchase or recapitalization to the extent of the Investor’s pro rata proportion), that would cause any Additional Investor’s or any other Person’s ownership of Voting Securities (together with the ownership by the Investor’s or other Person’s Affiliates (as such term is used under the BHC Act) of Voting Securities) to increase above 4.9%.

3.22 Amendment to the Articles of Incorporation. Immediately following the consummation of the Closing, the Company shall cause Granite to file with the Secretary of State of the State of Delaware a certificate of merger in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”) and executed in accordance with the relevant provisions of the DGCL and to make all other filings or recordings required under the DGCL to effectuate the Granite Merger.

3.23 Preservation of Tax Benefits. Until the first day of a taxable year of the Company as to which the Board of Directors determines that no Tax Benefit of the Company, or any direct or indirect subsidiary thereof, may be carried forward, the Company shall not take any action with respect to its stock or any “options” (within the meaning of Section 1.382-4(d) of the Treasury Regulations) to acquire its stock following the Closing, unless the Company shall have first received an unqualified opinion (based on reasonable assumptions and factual representations) of nationally recognized tax counsel or a private letter ruling from the Internal Revenue Service, in either case to the effect that such action would not cause an “ownership change” of the Company (within the meaning of Section 382(g) of the Code and applicable Treasury Regulations), taking into account the maximum reasonably expected effect of the exercise of any outstanding “options” (as defined above).

3.24 D&O Insurance.  The Company shall purchase on commercially reasonable terms by the Closing Date or maintain the existing D&O Insurance in force, and maintain for such periods as the Board of Directors shall in good faith determine (provided that such period shall not be less than six (6) years following cessation of service), at its expense, insurance from a nationally recognized insurance company in an amount to be determined in good faith by the Board of Directors to be appropriate (provided, that such amount shall not be lower than $25,000,000 unless otherwise agreed by the Investor), on behalf of any person who after the Closing is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another person, including any direct or indirect Subsidiary of the Company, against any expense, liability of loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions.

3.25 Granite Merger.  From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated:

(a) the Company shall keep the Investor reasonably informed as to the status of the transactions contemplated by the Merger Agreement, including, without limitation, promptly informing the Investor of (i) any notices delivered by either party thereunder, (ii) any proposed amendment to or waiver thereunder, (iii) any material communications between a party thereunder or any of its Affiliates, on the one hand, and the other party thereunder or any of its Affiliates, on the other hand, (iv) any purported satisfaction of a condition to closing specified in the Merger Agreement and (v) any knowledge of the Company of any action or proceeding threatened, instituted or pending relating to the transactions contemplated thereby; and

(b) the Company shall not take or permit any of its Affiliates to take any action that is reasonably likely to prevent or delay the consummation of the Merger Agreement or the other transactions contemplated by thereby.  In furtherance and not in limitation of the foregoing, the Company shall (x) not consent to any request by Granite for approval to take any action, or waive Granite’s or its Affiliates’ failure to perform any obligation under the Merger Agreement without the Investors’ prior written consent, not to be unreasonably withheld, delayed or conditioned, (y) not make or consent to any amendment, supplement, modification or waiver to the Merger Agreement without the Investors’ prior written consent, not to be unreasonably withheld, delayed or conditioned and (z) provide the Investor with any amendments, modifications, or supplements to the Merger Agreement and all schedules, annexes and exhibits thereto.

ARTICLE 4

TERMINATION

4.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written agreement of the Company and the Investor;

(b) by any party, upon written notice to the other parties, in the event that the Closing does not occur on or before October 31, 2011; provided, however, that the right to terminate this Agreement pursuant to this Section 4.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by the Investor, upon written notice to the Company, if (i) there has been a breach of any representation, warranty, covenant or agreement made by this Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 1.2(c) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured within 15 days after the Company’s receipt of written notice of such breach from the Investor, provided that this

Section 4.1(c) shall only apply if the Investor is not in material breach of any of the terms of this Agreement;

(d) by the Company, upon written notice to the Investor, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Investor in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that a closing condition in Section 1.2(c)(i) or (iii) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured within 15 days after the Investor’s receipt of written notice of such breach from the Company; provided that this Section 4.1(d) shall only apply if the Company is not in material breach of any of the terms of this Agreement;

(e) by any party, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(f) by the Investor, upon written notice to the Company, if the Investor or any of its Affiliates receives written notice from or is otherwise advised by, the Federal Reserve that the Federal Reserve will not grant (or intends to rescind or revoke if previously granted) any of the written confirmations or determinations referred to in Section 1.2(c)(ii)(E);

(g) by the Company, upon written notice to the Investor, if the Company receives written notice from or is otherwise advised by the Federal Reserve that the Federal Reserve will not grant (or intends to rescind or revoke if previously granted) any of the written confirmations or determinations referred to in Section 1.2(c)(ii)(E);

(h) by the Investor, upon written notice to the Company, if (i) a Change in Company Recommendation has occurred pursuant to Section 3.3(e) or (ii) the Company has accepted, or entered into any agreement with respect to a Change in Control of the Company, other than in connection with the transactions contemplated by the Transaction Documents; or

(i) by the Investor, if the Merger Agreement has been terminated.

4.2 Effects of Termination.  In the event of any termination of this Agreement as provided in Section 4.1, this Agreement (other than Section 3.3(b), this Article 4 and Article 6 of this Agreement, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for fraud or willful breach of this Agreement.

4.3 Termination Fee; Expense Reimbursement upon Termination.

(a) In the event this Agreement is terminated by the Investor pursuant to Section 4.1(h)(i), then the Company shall, within one Business Day after such termination, pay to the Investor in immediately available funds a termination fee in the amount of $3,875,000.

(b) In the event this Agreement is terminated by the Investor pursuant to Section 4.1(h)(ii) and the Company consummates a Change in Control within two years following the Investor’s termination pursuant to Section 4.1(h)(ii), then, within one (1) Business Day of the consummation of such Change in Control, the Company shall pay the Investor in immediately available funds a termination fee in the amount of $3,875,000.

(c) If the Merger Agreement is terminated and thereafter the Company receives the “Expense Reimbursement” as such term is defined in the Merger Agreement, then the Company shall pay to the Investor a proportionate share of the Expense Reimbursement equal to the percentage of outstanding shares of Common Stock that would have been owned by the Investor on a Pro Rata Basis immediately after giving effect to the consummation of the transactions contemplated under the Transaction Documents.

ARTICLE 5

INDEMNITY

5.1 Indemnification by the Company.

(a) After the Closing, and subject to Sections 5.1(b), 5.3 and 5.4, the Company shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Investor and its Affiliates, and their successors and assigns, officers, directors, partners, members and employees, as applicable, (the “Investor Indemnified Parties”) against, and reimburse any of the Investor Indemnified Parties for, all Losses that any of the Investor Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with (1) the inaccuracy or breach of any representation or warranty made by the Company in this Agreement or any certificate delivered pursuant hereto, (2) any breach or failure by the Company to perform any of its covenants or agreements contained in this Agreement and (3) any action, suit, claim, proceeding or investigation by any shareholder of the Company or any other Person (other than the Investor or any Investor Indemnified Party) relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, including the Investment, the Other Private Placements, Merger Agreement and the TARP Exchange.

(b) Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify, defend or hold harmless any of the Investor Indemnified Parties against, or reimburse any of the Investor Indemnified Parties for, any Losses pursuant to Section 5.1(a)(1) (other than Losses arising out of the inaccuracy or breach of any Company Specified Representations) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $50,000 (the “De Minimis Amount”) (nor shall any such claim or series of related claims that do not meet the De Minimis Amount be applied to or considered for purposes of calculating the aggregate amount of the Losses by any of the Investor Indemnified Parties for which the Company has responsibility under clause (ii) of this Section 5.1(b)); and (ii) until the aggregate amount of the Investor Indemnified Parties’ Losses for which the Investor Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 5.1(a) exceeds $1,000,000 (the “Deductible”), after which the Company shall be obligated for all of the

Investor Indemnified Parties’ Losses for which the Investor Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 5.1(a)(1) that are in excess of the Deductible.  Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify, defend or hold harmless the Investor Indemnified Parties against, or reimburse the Investor Indemnified Parties for, any Losses pursuant to Section 5.1(a)(1) in a cumulative aggregate amount exceeding the aggregate purchase price paid by the Investor to the Company pursuant to Section 1.1 (other than Losses arising out of the inaccuracy or breach of any Company Specified Representations).

(c) For purposes of Section 5.1(a), in determining whether there has been a breach of a representation or warranty, the parties hereto shall ignore any “materiality,” “Knowledge,” “Material Adverse Effect” or similar qualifications.

5.2 Indemnification by the Investor.

(a) After the Closing, and subject to Sections 5.3 and 5.4, the Investor shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Company and its Affiliates and their respective successors and assigns, officers, directors, partners, members and employees (the “Company Indemnified Parties”) against, and reimburse any of the Company Indemnified Parties for, all Losses that the Company Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with (1) the inaccuracy or breach of any representation or warranty made by the Investor in this Agreement or any certificate delivered pursuant hereto or (2) any breach or failure by such Investor to perform any of its covenants or agreements contained in this Agreement.

(b) Notwithstanding anything to the contrary contained herein, the Investor shall not be required to indemnify, defend or hold harmless any of the Company Indemnified Parties against, or reimburse any of the Company Indemnified Parties for any Losses pursuant to Section 5.2(a)(1) (other than Losses arising out of the inaccuracy or breach of any Investor Specified Representations) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of the De Minimis Amount (nor shall any such claim or series of related claims that do not meet the De Minimis Amount be applied to or considered for purposes of calculating the aggregate amount of the Losses by any of the Company Indemnified Parties for which the Investor has responsibility under clause (ii) of this Section 5.2(b)); and (ii) until the aggregate amount of the Company Indemnified Parties’ Losses for which the Company Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 5.2(a) exceeds the Deductible, after which the Investor shall be obligated for all of the Company Indemnified Parties’ Losses for which the Company Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 5.2(a)(1) that are in excess of such Deductible.  Notwithstanding anything to the contrary contained herein, the Investor shall not be required to indemnify, defend or hold harmless the Company Indemnified Parties against, or reimburse the Company Indemnified Parties for, any Losses pursuant to Section 5.2(a)(1) in a cumulative aggregate amount exceeding the aggregate purchase paid by the Investor to the Company pursuant to Section 1.1 hereof (other than Losses arising out of the inaccuracy or breach of any of the Investor Specified Representations).

(c) For purposes of Section 5.2(a), in determining whether there has been a breach of a representation or warranty, the parties hereto shall ignore any “materiality” or similar qualifications.

5.3 Notification of Claims.

                              (a) Any Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought hereunder, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The parties agree that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 6.1 for such representation, warranty, covenant or agreement; provided, that if, prior to such applicable date, a party hereto shall have notified the other parties hereto in accordance with the requirements of this Section 5.3(a) of a claim for indemnification under this Agreement (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Agreement notwithstanding the passing of such applicable date.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 5.3(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel reasonably acceptable to the Indemnified Party and at its own expense.  The Indemnified Party shall have the right to employ counsel on its own behalf for, and otherwise participate in the defense of, any such Third Party Claim, but the fees and expenses of its counsel will be at its own expense unless (1) the employment of counsel by the Indemnified Party at the Indemnifying Party’s expense has been authorized in writing by the Indemnifying Party, as applicable, (2) the Indemnified Party reasonably believes there may be a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim, (3) the Indemnified Party reasonably believes there are legal defenses available to it that are different from, additional to or inconsistent with those available to the Indemnifying Party, or (4) the Indemnifying Party has not in fact employed counsel to assume the defense of such Third Party Claim within a reasonable time after receipt of notice of the commencement of such Third Party Claim, in each of which cases the fees and expenses of such Indemnified Party’s counsel shall be at the expense of the Indemnifying Party.  The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence.  The Indemnified Party shall, and shall cause each of their Affiliates and Representatives to, use reasonable best efforts to cooperate with the Indemnifying Party in the defense of any Third Party Claim.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any statement, finding or admission of any fault, culpability, failure to act, violation of Law or admission of any wrongdoing by or on behalf of the Indemnified Party, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from any and all liabilities in respect of such Third Party Claim.  An Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); provided that such consent shall not be required if the Indemnifying Party has not fulfilled any material obligations under this Section 5.3(b).

(c) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 5.3(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Agreement.  The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

5.4 Indemnification Payment.  In the event a claim or any Action for indemnification hereunder has been finally determined, the amount of such final determination shall be paid by the Indemnifying Party to the Indemnified Party on demand in immediately available funds; provided, however, that any reasonable and documented out-of-pocket expenses incurred by the Indemnified Party as a result of such claim or Action shall be reimbursed promptly by the Indemnifying Party upon receipt of an invoice describing such costs incurred by the Indemnified Party.  A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Agreement when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable governmental order has been entered into with respect to such claim or Action.

5.5 Exclusive Remedies.  Each party hereto acknowledges and agrees that following the Closing, the indemnification provisions hereunder shall be the sole and exclusive remedies of the parties hereto for any breach of the representations, warranties or covenants contained in the this Agreement.  No investigation of the Company by the Investor, or of the Investor by the Company, whether prior to or after the date of this Agreement, shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.  The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE 6

MISCELLANEOUS

6.1 Survival.  The representations and warranties of the parties hereto contained in this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period), at which time they shall terminate and no claims shall be made for indemnification under Section 5.1 or Section 5.2, as applicable, for breaches of representations or warranties thereafter, except the Company Specified Representations (other than the representations and warranties made in Section 2.2(x), which shall survive until 60 days after the expiration of the applicable statute of limitations) and the Investor Specified Representations shall survive the Closing indefinitely.  The covenants and agreements set forth in this Agreement shall survive until the earliest of the duration of any applicable statute of limitations or until performed or no longer operative in accordance with their respective terms.

6.2 Expenses.  Other than as expressly provided elsewhere herein, all parties hereto shall be responsible for the payment of their own expenses incurred under the Transaction Documents; provided, that, in the event that the Closing is consummated, the Company shall reimburse the Investor promptly, without duplication, for all reasonable, documented out-of-pocket expenses incurred by it or on its behalf in connection with due diligence, the negotiation and preparation of this Agreement and the undertaking of the transactions contemplated hereby (including, without limitation, all fees and expenses of counsel, financial and other advisors, the filing or pursuit of any Governmental Consent requested in connection with the transaction contemplated hereby and accounting fees incurred by or on behalf of the Investor or its Affiliates in connection with the transactions contemplated hereby, costs associated with loan due diligence and all other diligence and related expenses), provided that the Company shall not be obligated to reimburse the Investor for such expenses in excess of $1,500,000 in the aggregate (the “Expense Reimbursement”).

6.3 Other Definitions.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.  In addition, the following terms shall have the meanings assigned to them below:

(a) the term “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person provided that no security holder of the Company shall be deemed to be an Affiliate of any other security holder or of the Company or any of the Company Subsidiaries solely by reason of any investment in the Company, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities by contract or otherwise;

(b) the term “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities;

(c) the term “Board of Directors” means the Board of Directors of the Company;

(d) the term “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or in the State of North Carolina generally are authorized or required by Law or other governmental actions to close;

(e) the term “Capital Stock” means capital stock or other type of equity interest in (as applicable) a Person;

(f) the term “Change in Control” means, with respect to the Company, the occurrence of any one of the following events; provided that the Investment, the Other Private Placements, the Granite Merger, the Merger Agreement and the other transactions contemplated hereby shall not be deemed to be a Change in Control:

(A) any Person is or becomes a beneficial owner (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), other than the Investors and their Affiliates, directly or indirectly, of twenty percent (20%) of the aggregate voting power of the Voting Securities; provided, however, that the event described in this clause (A) will not be deemed a Change in Control by virtue of any holdings or acquisitions: (i) by the Company or any of the Company Subsidiaries, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of the Company Subsidiaries; provided that such holdings or acquisitions by any such plan (other than any plan maintained under Section 401(k) of the Code) do not exceed twenty percent (20%) of the then outstanding Voting Securities, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities or (iv) pursuant to a Non-Qualifying Transaction;

(B) the consummation of a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s shareholders (a “Business Combination”), unless immediately following such Business Combination: (x) more than fifty percent (50%) of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Voting Securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such Voting Securities were converted pursuant to such Business Combination), and (y) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Continuing Directors at the time the Board of Directors approved the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (x) and (y) above will be deemed a “Non-Qualifying Transaction”);

(C) the shareholders of the Company approve a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets; or

(D) a majority of the members of the Board of Directors are not Continuing Directors; provided that the changes to the membership of the Board of Directors pursuant to Section 1.2(c)(ii)(J) herein shall not be considered a Change in Control;

(g) the term “Code” means the Internal Revenue Code of 1986, as amended;

(h) the term “Company Specified Representations” means the representations and warranties made in Section 2.2(a), Section 2.2 (c), Section 2.2(d)(i), Section 2.2(x), and Section 2.2(z);

(i) the term “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the date of this Agreement or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such new director’s nomination or election;

(j) the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) Section 302 or 4068(a) of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq.  of ERISA and Section 4980B of the Code, other than any liabilities under the Benefit Plans;

(k) the term “Disclosure Schedule” shall mean a schedule delivered, on or prior to the date of this Agreement, by (i) the Investor to the Company and (ii) the Company to the Investor setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to the Investor, or to one or more covenants contained in Article 3;

(l) the term “Environmental Laws” means all federal, state or local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes into the environment;

(m) the term “Event of Default” has the meaning specified in each of the indentures governing the Company’s trust preferred securities and related Company junior subordinated debentures;

(n) the term “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time;

(o) the term “Governmental Consent” means any notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or the expiration or termination of any statutory waiting periods;

(p) the term “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization or securities exchange;

(q) the term “Hazardous Substance” means any substance that is regulated pursuant to any Environmental Law including any waste, petroleum products, asbestos, mold and lead products;

(r) the term “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Bank, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral;

(s) the term “Investor Designated Director” means Scott Kauffman or such other individual and such successor as the Investor shall designate as provided herein;

(t) the term “Investor Specified Representations” means the representations and warranties made in Section 2.3(b)(i) and Section 2.3(e);

(u) the term “Knowledge” of the Company and words of similar import means the knowledge of any directors, executives or other employees of the Company listed on Schedule I hereto;

(v) the term “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Bank or a security backed by or representing an interest in any such mortgage loan;

(w) the term “Lockup Termination Date” means the earlier of:

(i) the nine-month anniversary of the Closing Date;

(ii) the date on which the Investor owns in aggregate with its Affiliates less than five percent (5%) of the outstanding shares of Common stock (as adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization);

(iii) the date on which any Person commences a bona fide public tender or exchange offer which, if consummated, would result in a Change in Control;

(iv) the public announcement (including a public filing) by the Company that it is “for sale” in a transaction that would result in a Change in Control; and

(v) the execution by the Company of a definitive agreement which, if consummated, would result in a Change in Control;

(x) the term “Losses” means any and all losses, damages, reasonable costs, reasonable expenses (including reasonable attorneys; fees and disbursements), liabilities, settlement payments, awards, judgments, fines, obligations, claims, and deficiencies of any kind, excluding special, consequential, exemplary and punitive damages;

(y) the term “Non-Performing Assets” means (i) non-accrual loans, (ii) accruing loans that are ninety (90) days or more delinquent and (iii) other real estate owned (OREO) assets, taking into account, with respect to the assets of Granite, the affect of purchase accounting on such assets in connection with the Merger;

(z) the term “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity;

(aa) the term “Proxy Statement” means a proxy statement of the Company related to the Shareholder Proposals;

(bb) the term “Rule 144” means such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time;

(cc) the term “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such Person or a Subsidiary of such Person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more Subsidiaries thereof;

(dd) the term “Tax” or “Taxes” means all United States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect thereof imposed by any Governmental Entity, whether or not disputed;

(ee) the term “Tax Benefit” means net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any potential loss or deduction attributable to an existing “net unrealized built-in loss” within the meaning of Section 382 of the Code.

(ff) the term “Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim or refund, amended return and declaration of estimated Tax;

(gg) the term “Transaction Documents” means this Agreement, the Merger Agreement, the Investor 2 Agreement, the Additional Agreements, the Exchange Agreement, the Bank Subordinated Debt Settlement and Preferred Stock Repurchase Agreement and the Equity Commitment Letter, as the same may be amended or modified from time to time;

(hh) the term “Voting Securities” means at any time shares of any class of Capital Stock of the Company that are then entitled to vote generally in the election of directors;

(ii) the word “or” is not exclusive;

(jj) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(kk) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(ll) all article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit and schedule references not attributed to a particular document shall be references to such exhibits and schedules to this Agreement.

6.4 Amendment and Waivers.  The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Law.  No amendment or waiver of any provision of this Agreement will be effective against any party hereto unless it is in a writing signed by a duly authorized officer of such party.

6.5 Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

6.6 Governing Law.  This Agreement will be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed entirely within such State.

6.7 Jurisdiction.  The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York sitting in the borough of Manhattan, New York, New York, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding or, if it does not have subject matter jurisdiction, in any New York State court sitting in the borough of Manhattan, New York, New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.9 shall be deemed effective service of process on such party.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts referred to above for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

6.8 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.9 Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) If to the Investor:

Oak Hill Capital Partners III, L.P.

Oak Hill Capital Management Partners III, L.P.
201 Main Street, Suite 1620
Fort Worth, TX 76102
Attn: Corporate Counsel
Fax: (817) 339-7350

with a copy (which copy alone shall not constitute notice) to each of:

Oak Hill Capital Management, LLC
65 East 55th Street, 32nd Floor
New York, NY 10022
Attn: John R. Monsky, Esq.
Fax: (212) 527-8450

and

Simpson Thacher and Bartlett LLP
425 Lexington Avenue
New York, New York  10017
Attn:  Elizabeth A. Cooper
Fax:  (212) 455-2052

(b) If to the Company:

FNB United Corp.
150 South Fayetteville Street
Asheboro, North Carolina  27203
Attn:  Chief Financial Officer
Fax:  (336) 328-1633

with a copy (which copy alone shall not constitute notice) to each of:

Arnold & Porter llp
555 Twelfth Street NW
Washington, D.C.  20004
Attn:   Brian McCormally
Beth DeSimone
Fax:  (202) 942-5999

and

Schell Bray Aycock Abel & Livingston PLLC
230 North Elm Street
Greensboro, NC  27401
Attention:  Melanie Samson Tuttle

Facsimile No.: (336) 370-8830

6.10 Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, inducements or conditions, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

6.11 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Common Shares to be issued pursuant to this Agreement.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor.  The Investor may assign some or all of its rights hereunder or thereunder without the consent of the Company to any Affiliate of the Investor, and such assignee shall be deemed to be an Investor hereunder with respect to such assigned rights and shall be bound by the terms and conditions of this Agreement that apply to the Investor.

6.12 Captions.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.13 Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.14 Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person (including any Additional Investors) other than the parties hereto, any benefit right or remedies, except that the provisions of Sections 3.5, 3.14, 5.1 and 5.2 shall inure to the benefit of the persons referred to in such Sections.

6.15 Public Announcements.  Each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to the Transaction Documents and any of the transactions contemplated hereby and thereby, including any communications to the employees and customers of the Company and its Affiliates.  Without limiting the foregoing, except as otherwise permitted in the next sentence, no party hereto will make (and each party will use its reasonable best efforts to ensure that its Affiliates and Representatives do not make) any such news release or public disclosure without first consulting with the other parties hereto and, in each case, also receiving each other party’s consent (which shall not be unreasonably withheld or delayed).  In the event a party hereto is advised by its outside legal counsel that a particular disclosure is required by Law, such party shall be permitted to make such disclosure but shall be obligated to use its reasonable best efforts to consult with the other parties hereto and take their comments into account with respect to the content of such disclosure before issuing such disclosure.

6.16 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

6.17 Independent Nature of the Investor’s Obligations and Rights.  The obligations of the Investor under any Transaction Document is several and not joint with the obligations of each other or any other Investor, and the Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document.  The decision of the Investor to purchase the Common Stock pursuant to the Transaction Documents has been made by the Investor independently of any other non-affiliated Investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, which may have been made or given by any other non-affiliated Investor or by any agent or employee of any other non-affiliated Investor, and neither the Investor nor any of its agents or employees shall have any liability to any other Investor (or any other Person) relating to or arising from any such information, materials, statement or opinions.  Nothing contained in the Transaction Documents, and no action taken by the Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by the Transaction Documents.  The Investor confirms that it has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors and no other non-affiliated Investor has acted as agent for the Investor in connection with making its investment hereunder and that no non-affiliated Investor will be acting as agent of the Investor (or its Affiliates) in connection with monitoring its investment in the Common Stock or enforcing its rights under the Transaction Documents.  The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of the Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.  It is expressly understood and agreed that each provision contained in this Agreement is between the Company and the Investor, solely, and not between the Company and the Investors collectively, or between and among the Investors.

6.18 No Recourse; Limitation on Liability.

(a) This Agreement may only be enforced against the named parties hereto.  All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, shareholder, Affiliate, agent, attorney or representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby.

(b) The Company agrees that, whether or not this Agreement is terminated, to the extent it has incurred Losses or damages in connection with this Agreement, (a) the maximum liability of the Investor shall be limited to the Purchase Price payable pursuant to Section 1.1 and (b) the Investor shall not be liable for any special, indirect, exemplary, consequential or punitive damages in connection with this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

FNB UNITED CORP.

By:	/s/ R. Larry Campbell
Name:	R. Larry Campbell
Title:	CEO

OAK HILL CAPITAL PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:	/s/ John R. Monsky
Name:	John R. Monsky
Title:	VP

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:	/s/ John R. Monsky
Name:	John R. Monsky
Title:	VP

Signature Page to Investment Agreement

Schedule 1
KNOWLEDGE

R. Larry Campbell (President)
Mark A. Severson (Chief Financial Officer, Treasurer and Executive Vice President)
R. Mark Hensley (Executive Vice President and Chief Banking Officer of the Bank)
David Lavoie (Chief Credit Officer)
Dave Miller (Chief Information Officer)
Debbie Auman (Chief Human Resources Officer)

Schedule 1-1